Exhibit 99.1
EXPLANATORY NOTE
Fiesta Restaurant Group, Inc. ("Fiesta Restaurant Group," "Fiesta," "we," "us," "our" or the "Company") is filing this Exhibit 99.1 on Form 8-K (this "Exhibit") to recast the financial information and financial statements in the Annual Report on Form 10-K as of and for the fiscal year ended January 3, 2021, which the Company originally filed with the Securities and Exchange Commission ("SEC") on March 5, 2021 (the "2020 Form 10-K"), solely to reflect the reclassification of the Taco Cabana® business segment as discontinued operations. As previously disclosed, on July 1, 2021, the Company entered into a definitive stock purchase agreement for the sale of the Taco Cabana restaurant brand ("Taco Cabana") to YTC Enterprises, LLC, an affiliate of Yadav Enterprises, Inc. for a cash purchase price of $85.0 million, subject to reduction for (i) closing adjustments of approximately $4.6 million related to maintenance and repair work at the Taco Cabana restaurants and landscaping restoration as a result of Winter Storm Uri, and (ii) certain other working capital adjustments as set forth in the stock purchase agreement, as amended. The sale was subsequently completed on August 16, 2021.
The Taco Cabana divestiture represents a strategic shift that will have a major effect on Fiesta's operations and financial results, and it meets the criteria as held for sale and discontinued operations. The Company began presenting the Taco Cabana business as discontinued operations and held for sale in its Quarterly Report on Form 10-Q for the quarter ended July 4, 2021, which was filed with the SEC on August 13, 2021.
The information included in this Exhibit is presented in connection with the reporting changes described above and does not otherwise amend or restate our audited consolidated financial statements that were included in the 2020 Form 10-K. Unaffected items and unaffected portions of the 2020 Form 10-K have not been repeated in, and are not amended or modified by, this Exhibit. Other than as required to reflect the presentation of the Taco Cabana business as discontinued operations and related discussion in Note 2 to the consolidated financial statements, this Exhibit continues to describe conditions as of the date of the 2020 Form 10-K filing and does not reflect events occurring after the Company filed the 2020 Form 10-K. Without limitation to the foregoing, this Exhibit does not purport to update the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section included in the 2020 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring or known to management that occurred after the date of the Form 10-K filing or modify or update those disclosures affected by subsequent events. This Exhibit reflects the adoption of certain rules within SEC Regulation S-K in release no. 33-10890. More current information is contained in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequent to the 2020 Form 10-K, which also contain important information regarding forward-looking statements, events, developments or updates to certain of our expectations that have occurred subsequent to the filing of the 2020 Form 10-K. Therefore, this Exhibit should be read in conjunction with the Company's other filings made with the SEC, including, and subsequent to, the date of the 2020 Form 10-K.
Items Revised
This Exhibit speaks as of the original filing date of the 2020 Form 10-K and reflects only the revisions to Item 7 of Part II and Item 15 of Part IV. No other information included in the 2020 Form 10-K, including the information set forth in Part I and Part III, has been modified or updated in any way.
Forward Looking Statements
Matters discussed in this Current Report on Form 8-K, including Exhibit 99.1 filed herewith, and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, regarding our use of proceeds from the sale of Taco Cabana, anticipated Pollo Tropical growth, plans, objectives and the impact of our initiatives, our investments in strategic initiatives for Pollo Tropical, such as improved customer experience initiatives, investments in our digital and related platforms and new unit expansion and the impact of the COVID-19 pandemic and our initiatives designed to respond to the COVID-19 pandemic on future sales, margins, earnings and liquidity contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "believe," "positioned," "estimate," "project," "plan," "goal," "target," "assumption," "continue," "intend," "expect," "future," "anticipate," and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" in our other public filings with the SEC. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports represent our estimates as of the date made and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

PART II
ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following Management's Discussion and Analysis of financial condition and results of operations ("MD&A") is written to help the reader understand our company. The MD&A is provided as a supplement to, and should be read in conjunction with, our audited consolidated financial statements and the accompanying notes. Any reference to restaurants refers to company-owned restaurants unless otherwise indicated.
We use a 52- or 53-week fiscal year ending on the Sunday closest to December 31. The fiscal years ended December 29, 2019; December 30, 2018; December 31, 2017; and January 1, 2017, each contained 52 weeks. The fiscal year ended January 3, 2021 contained 53 weeks. The next fiscal year to contain 53 weeks will be the fiscal year ending January 3, 2027.

Company Overview
We own, operate and franchise the restaurant brand Pollo Tropical®, which has over 30 years of operating history and a loyal customer base. Our Pollo Tropical restaurants feature fire-grilled and crispy citrus marinated chicken and other freshly prepared menu items. We believe it offers a distinct and unique flavor with broad appeal at a compelling value, which differentiates it in the competitive fast-casual and quick-service restaurant segments. Nearly all of our restaurants offer the convenience of drive-thru windows. As of January 3, 2021, we had 138 Pollo Tropical Company-owned restaurants, all of which are located in Florida.
We franchise our Pollo Tropical restaurants primarily in international markets, and as of January 3, 2021, we had 23 franchised Pollo Tropical restaurants located in Puerto Rico, Panama, Guyana, Ecuador, and the Bahamas, and five on college campuses and one at a hospital in Florida. We have agreements for the continued development of franchised Pollo Tropical restaurants in certain of our existing franchised markets.
As discussed in Note 2—Dispositions in Item 15 of this Exhibit, on July 1, 2021, we entered into a stock purchase agreement for the sale of all outstanding capital stock of Taco Cabana, Inc., the parent company of the Taco Cabana® business, for a cash purchase price of $85.0 million, subject to reduction for (i) closing adjustments of approximately $4.6 million related to maintenance and repair work at the Taco Cabana restaurants and landscaping replacement as a result of Winter Storm Uri, and (ii) certain other working capital adjustments as set forth in the stock purchase agreement (the "Taco Cabana Divestiture").
The Taco Cabana Divestiture represents a strategic shift that will have a major effect on our operations and financial results and meets the criteria as held for sale and discontinued operations. As a result, the assets and liabilities of Taco Cabana that were sold are classified as current assets held for sale, non-current assets held for sale, current liabilities held for sale, and non-current liabilities held for sale, respectively, in the consolidated balance sheets for all periods presented. All revenues, costs and expenses and income taxes attributable to Taco Cabana have been aggregated within income (loss) from discontinued operations, net of tax, in the consolidated statements of operations for all periods presented. No amounts for shared general and administrative operating support expense were allocated to discontinued operations. Interest expenses and the amortization of premiums and debt issuance costs of the senior credit facility are included within income (loss) from discontinued operations, net of tax. The results from discontinued operations are presented separately from the results from continuing operations within MD&A. Unless otherwise noted, amounts and disclosures throughout the MD&A relate to the Company's continuing operations.
The Taco Cabana brand has over 40 years of operating history and a loyal customer base. Taco Cabana restaurants specialize in Mexican-inspired food with most items made fresh. We believe that it offers a distinct and unique flavor with broad appeal at a compelling value, which differentiates it in the competitive fast-casual and quick-service restaurant segments. Nearly all restaurants offer the convenience of drive-thru windows. As of January 3, 2021, there were 143 Company-owned Taco Cabana restaurants located in Texas and six franchised Taco Cabana restaurants located in New Mexico.
Events Affecting Our Results of Operations
COVID-19 Pandemic
The novel coronavirus (COVID-19) pandemic has affected and is continuing to affect the restaurant industry and the economy. In response to COVID-19 and in compliance with governmental restrictions, we closed the dining room seating areas in all Pollo Tropical restaurants, limiting service to take-out, drive-thru, and delivery operations beginning in mid-March 2020. We also temporarily closed three Pollo Tropical locations due to the impact of the restrictions on sales, one of which was reopened during the second quarter of 2020 and two of which were subsequently permanently closed in August 2020. We began opening certain dining rooms at 50% capacity with the easing of municipality restrictions during the second quarter of 2020; however, we temporarily closed all dining rooms on July 12, 2020, in response to increased COVID-19 infection rates in Florida. We began re-opening certain dining rooms and patios with limited capacity and hours and the state of Florida removed restaurant capacity restrictions at the end of September 2020. We opened approximately 25 dining rooms with limited hours and capacity in the fourth quarter of 2020. We are evaluating opening additional dining rooms with limited hours. Comparable restaurant sales at Pollo Tropical restaurants declined in 2020 compared to the prior year as a result of the pandemic. However, our Pollo Tropical restaurants experienced sequential comparable restaurant sales improvement in the third and fourth quarters of 2020 compared to the second quarter of 2020.
As we continue to prioritize the well-being of our team members and guests during this pandemic, we believe we are also creating a better business model that is easier and safer for our consumers. We currently do not expect sales trends to significantly deteriorate further, although there can be no assurance that sales trends will not deteriorate further, and we have implemented measures to control costs. We have also implemented a number of changes to maximize sales, maintain service, and improve liquidity as follows:
•We have adjusted our operating model to better meet our customers' needs during the COVID-19 crisis. We have also adjusted staffing models to match shifting traffic and channel patterns of our guests and to improve efficiency.
•We are maximizing off-premise sales opportunities. We significantly increased the number of delivery service providers that offer Pollo Tropical during the first quarter of 2020, modified our menu, and worked with a third party to enhance our online ordering and mobile app including curbside pickup features. We launched curbside pickup in July 2020.
•We reduced our 2020 capital expenditures to $10.5 million as compared to $23.1 million in 2019.
•We terminated or furloughed and subsequently terminated approximately 35 support personnel positions representing annualized general and administrative savings of approximately $2.8 million. Additionally, the salaries for all vice-presidents and executives were reduced by 10% to 35% for the second quarter of 2020.
•We sold three restaurant properties and completed five sale-leaseback transactions in 2020. We currently have no remaining owned properties. Net proceeds from the transactions that occurred prior to November 23, 2020, were used to reduce the outstanding revolving credit borrowings and availability under our former amended senior credit facility (as defined below).
•We repaid and terminated our former amended senior credit facility and entered into a new senior credit facility with a five-year maturity and a minimum liquidity covenant (as defined in the new senior credit facility) until January 3, 2022, which we believe provides us with more flexibility.
We incurred additional costs related to the COVID-19 pandemic totaling an estimated $2.1 million during the year ended January 3, 2021, including additional labor costs such as COVID-19 special incentive pay, quarantine pay and overtime to cover for employees in quarantine, as well as COVID-19 testing costs and additional operating expenses for safety related supplies including masks, cleaning supplies and sanitizer. Although we discontinued COVID-19 special incentive pay after the second quarter of 2020, we expect many of the other COVID-19 related costs to continue during the pandemic.
Restaurant Closures
We closed one Pollo Tropical restaurant as a result of landlord redevelopment that was not compatible with our use in the first quarter of 2020 and two underperforming Pollo Tropical restaurants in the third quarter of 2020. In addition, we closed and sold one owned Pollo Tropical restaurant in the third quarter of 2020 to generate additional cash to reduce our outstanding borrowings under our former amended senior credit facility.
New Senior Credit Facility
On November 23, 2020, we entered into a new senior secured credit agreement (the "new senior credit facility") that provides for a term loan of $75.0 million and a revolving credit facility of $10.0 million. The new senior credit facility matures on November 23, 2025. We borrowed $75.0 million in term loan borrowings subject to a 2.0% original issue discount on November 23, 2020, and the revolving credit facility was undrawn as of January 3, 2021. Revolving credit borrowings under our former amended senior credit facility were fully repaid using proceeds from the term loan borrowings. See Note 9 to our consolidated financial statements and Senior Credit Facility under Liquidity and Capital Resources in this MD&A for a further discussion.

Executive Summary—Consolidated Operating Performance for the Year Ended January 3, 2021
Our fiscal year 2020 results include the following:
•We recognized a net loss of $(10.2) million in 2020, or $(0.40) per diluted share, compared to a net loss of $(84.4) million, or $(3.18) per diluted share in 2019, due in part to a $(82.4) million loss from discontinued operations, net of tax, and a $9.3 million charge to establish a valuation allowance on our deferred income tax assets in 2019, as well as an income tax benefit in 2020 related to adjusting our deferred tax asset valuation allowance and reclassifying certain assets as qualified improvement property and other changes to depreciation methods for certain assets in conjunction with filing our 2019 federal income tax return in 2020. Lower advertising and repair and maintenance expense in 2020 and the extra week in our 2020 fiscal year contributed to the reduction in net loss in 2020, partially offset by the impact of declines in comparable restaurant sales in 2020, higher delivery fees in 2020, and additional costs related to the COVID-19 pandemic. In addition, gains from the sale-leaseback and sale of property, lower general and administrative expenses and other impairment charges, as well as favorable operating and labor efficiencies in 2020, positively contributed to the reduction of the net loss in 2020.
•We recognized a loss from continuing operations of $(3.4) million in 2020, or $(0.13) per diluted share, compared to a loss from continuing operations of $(2.0) million, or $(0.07) per diluted share in 2019, primarily as a result of the foregoing.
•Total revenues decreased 13.2% in 2020 to $315.4 million from $363.5 million in 2019, driven primarily by a decrease in comparable restaurant sales (including as a result of the impact of COVID-19), partially offset by the extra week in our 2020 fiscal year. Comparable restaurant sales decreased 14.7% for our Pollo Tropical restaurants resulting from a decrease in comparable restaurant transactions of 22.1% and an increase in the net impact of product/channel mix and pricing of 7.4%.
•Continuing Operations Consolidated Adjusted EBITDA decreased $14.0 million for the twelve months ended January 3, 2021, to $26.0 million compared to $40.0 million for the twelve months ended December 29, 2019, driven primarily by the impact of lower restaurant sales and higher delivery fee expense and additional costs related to the COVID-19 pandemic in 2020, partially offset by lower advertising and general and administrative expenses, favorable operating and labor efficiencies, and the additional week in 2020. Continuing Operations Consolidated Adjusted EBITDA is a non-GAAP financial measure of performance. For a discussion of our use of Continuing Operations Consolidated Adjusted EBITDA and a reconciliation from net income (loss) to Continuing Operations Consolidated Adjusted EBITDA, see "Management's Use of Non-GAAP Financial Measures."
•The COVID-19 pandemic had the largest impact on our first and second quarters. Comparable restaurant sales improved sequentially in the third and fourth quarters. In addition, we made changes that resulted in improved Restaurant-level Adjusted EBITDA margins in the third and fourth quarters of 2020 compared to the same periods in the prior year. Restaurant-level Adjusted EBITDA is a non-GAAP financial measure. For a discussion of our use of Restaurant-level Adjusted EBITDA and a reconciliation from net income (loss) to Restaurant-level Adjusted EBITDA, see "Management's Use of Non-GAAP Financial Measures."
•We recognized a loss from discontinued operations of $(6.8) million, or $(0.27) per diluted share, compared to a loss from discontinued operations of $(82.4) million, or $(3.11) per diluted share, due in part to a $67.9 million goodwill impairment charge for the Taco Cabana reporting unit in 2019. Lower advertising and repair and maintenance expense in 2020 and the extra week in our 2020 fiscal year contributed to the reduction in net loss in 2020, partially offset by the impact of declines in comparable restaurant sales in 2020, higher delivery fees in 2020, and additional costs related to the COVID-19 pandemic. In addition, gains from the sale-leaseback and sale of property, lower general and administrative expenses and other impairment charges, as well as favorable operating and labor efficiencies in 2020, positively contributed to the reduction of the net loss in 2020.

Results of Operations
Unless otherwise noted, this discussion of operating results relates to our continuing operations.
The following table summarizes the changes in the number and mix of Pollo Tropical Company-owned and franchised restaurants in each fiscal year.

	2020			2019			2018
	Owned	Franchised	Total	Owned	Franchised	Total	Owned	Franchised	Total
Pollo Tropical:
Beginning of year	142	32	174	139	30	169	146	31	177
New	—	2	2	3	2	5	7	—	7
Closed	(4)	(5)	(9)	—	—	—	(14)	(1)	(15)
End of year	138	29	167	142	32	174	139	30	169
The following table sets forth, for the years ended January 3, 2021; December 29, 2019; and December 30, 2018, selected operating results as a percentage of restaurant sales.

	Year Ended
	January 3, 2021	December 29, 2019	December 30, 2018
	Pollo Tropical
Costs and expenses:
Cost of sales	31.9%	31.8%	32.9%
Restaurant wages and related expenses	23.7%	23.5%	23.2%
Restaurant rent expense	7.2%	6.1%	4.7%
Other restaurant operating expenses	15.1%	13.8%	13.8%
Advertising expense	2.7%	3.4%	3.5%
Pre-opening costs	—%	0.1%	0.2%
Revenues. Revenues include restaurant sales and franchise royalty revenues and fees. Restaurant sales consist of food and beverage sales, net of discounts, at our restaurants. Franchise royalty revenues and fees represent ongoing royalty payments that are determined based on a percentage of franchisee sales and the amortization of initial franchise fees and area development fees associated with the opening of new franchised restaurants. Restaurant sales are influenced by new restaurant openings, closures of restaurants and changes in comparable restaurant sales.
Total revenues decreased 13.2% to $315.4 million in 2020 from $363.5 million in 2019, while the 2019 total revenues represent a decrease of 3.4% from $376.2 million in 2018. Restaurant sales decreased 13.2% to $314.1 million in 2020 from $361.7 million in 2019, while 2019 restaurant sales represent a decrease of 3.4% from $374.4 million in 2018.
The following table presents the primary drivers of the decrease in restaurant sales for Pollo Tropical (in millions).

	2020 vs. 2019	2019 vs. 2018
Pollo Tropical:
Decrease in comparable restaurant sales	$(51.7)	$(6.3)
Decrease in sales related to closed restaurants, net of new restaurants and other	(1.7)	(6.4)
Additional week in 2020	5.8	—
Total decrease	$(47.6)	$(12.7)
Restaurants are included in comparable restaurant sales after they have been open for 18 months. Restaurants are excluded from comparable restaurant sales for any fiscal month in which the restaurant was closed for more than five days. Comparable restaurant sales are compared to the same period in the prior year. For comparative purposes, the calculation of the changes in comparable restaurant sales is based on a 52-week fiscal year. Restaurant sales for the extra week in the fiscal year ended January 3, 2021 have been excluded for purposes of calculating the change in comparable company-owned restaurant sales.

Comparable restaurant sales in 2020 were negatively impacted by COVID-19. However, Pollo Tropical experienced sequential comparable restaurant sales improvement in the third and fourth quarters of 2020 compared to comparable restaurant sales in the second quarter of 2020. We believe our significant mix of dine-in sales prior to the pandemic had a negative impact on comparable restaurant sales.
Comparable restaurant sales decreased 14.7% for Pollo Tropical restaurants in 2020. Increases or decreases in comparable restaurant sales result primarily from an increase or decrease in comparable restaurant transactions and in average check. Changes in average check are primarily driven by changes in sales channel and sales mix, and to a lesser extent, menu price increases net of discounts and promotions.
A decrease in comparable restaurant transactions of 22.1% was partially offset by an increase in the net impact of product/channel mix and pricing of 7.4% in 2020 compared to 2019. The increase in product/channel mix and pricing was driven primarily by increases in delivery and drive-thru average check and sales channel penetration, and menu price increases of 0.4%.
Comparable restaurant sales decreased 1.8% for Pollo Tropical restaurants in 2019. A decrease in comparable restaurant transactions of 2.4% was partially offset by an increase in average check of 0.6% in 2019 compared to 2018. The increase in average check was driven primarily by menu price increases of 1.6%, partially offset by discounted pricing for Pollo Time. As a result of new restaurant openings, sales cannibalization of existing restaurants negatively impacted comparable restaurant sales for Pollo Tropical by 0.9% in 2019 compared to 2018. In addition, we estimate that Hurricane Dorian negatively impacted comparable restaurant sales for Pollo Tropical by approximately 0.4%.
Franchise revenues decreased $0.5 million to $1.2 million in 2020 compared to 2019 due to lower sales at franchised restaurants as a result of COVID-19. Franchise revenues remained flat in 2019 compared to 2018.
Operating Costs and Expenses. Operating costs and expenses include cost of sales, restaurant wages and related expenses, other restaurant expenses and advertising expenses. Cost of sales consists of food, paper and beverage costs including packaging costs, less rebates and purchase discounts. Cost of sales is generally influenced by changes in commodity costs, the sales mix of items sold and the effectiveness of our restaurant-level controls to manage food and paper costs. Key commodities, including chicken and beef, are generally purchased under contracts for future periods of up to one year.
Restaurant wages and related expenses include all restaurant management and hourly productive labor costs, employer payroll taxes, restaurant-level bonuses and related benefits. Payroll and related taxes and benefits are subject to inflation, including minimum wage increases and changes in costs for health insurance, workers' compensation insurance and state unemployment insurance.
Other restaurant operating expenses include all other restaurant-level operating costs, the major components of which are utilities, repairs and maintenance, general liability insurance, sanitation, supplies and credit card and delivery fees. In addition, for periods prior to fiscal 2019, other restaurant operating expenses include real estate taxes related to our leases characterized as operating leases.
Advertising expense includes all promotional expenses including television, radio, billboards and other sponsorships and promotional activities and agency fees.
Pre-opening costs include costs incurred prior to opening a restaurant, including restaurant employee wages and related expenses, travel expenditures, recruiting, training, promotional costs associated with the restaurant opening and rent, including any non-cash rent expense recognized during the construction period. Pre-opening costs are generally incurred beginning four to six months prior to a restaurant opening.

The following table presents the primary drivers of the changes in the components of restaurant operating margins for Pollo Tropical. All percentages are stated as a percentage of restaurant sales.

	2020 vs. 2019	2019 vs. 2018
Pollo Tropical:
Cost of sales(1):
Sales mix	0.8%	1.1%
Lower rebates and discounts from suppliers	0.3%	—%
Menu offering improvement and impact of commodity costs	0.1%	(1.5)%
Operating efficiencies	(1.0)%	(0.6)%
Higher (lower) promotions and discounts	(0.2)%	0.4%
Menu price increases	(0.2)%	(0.5)%
Other(2)	0.3%	—%
Net increase (decrease) in cost of sales as a percentage of restaurant sales	0.1%	(1.1)%

Restaurant wages and related expenses:
Higher labor costs due to COVID-19(3)	0.5%	—%
Higher labor costs for comparable restaurants(1)(4)	—%	0.7%
Lower labor costs due to labor efficiencies	(0.3)%	—%
Lower labor costs due to restaurant closures, net of new restaurants	—%	(0.5)%
Other	—%	0.1%
Net increase in restaurant wages and related expenses as a percentage of restaurant sales	0.2%	0.3%

Other operating expenses:
Higher delivery fees	1.5%	0.4%
Lower repairs and maintenance costs	(0.3)%	—%
Contracted cleaning services	—%	0.5%
Real estate tax classification(5)	—%	(1.0)%
Other	0.1%	0.1%
Net change in other restaurant operating expenses as a percentage of restaurant sales	1.3%	—%

Advertising expense:
Reduced advertising	(0.7)%	(0.1)%
Net decrease in advertising expense as a percentage of restaurant sales	(0.7)%	(0.1)%

Pre-opening costs:
Decrease in number of restaurant openings	(0.1)%	(0.1)%
Net decrease in pre-opening costs as a percentage of restaurant sales	(0.1)%	(0.1)%
(1)    Includes costs related to the Strategic Renewal Plan (the "Plan") in 2018.
(2)    Other consists of any other driver with an impact of less than 20 basis points.
(3)    Primarily includes the impact of COVID-19 related special incentive pay and quarantine pay, which is partially offset (0.1%) by lower incentive bonus resulting from the special incentive pay.
(4)    Includes the impact of higher wage rates and overtime due to labor shortages in 2019.
(5)    Due to the adoption of ASC 842, real estate taxes are included in rent expense in 2020 and 2019 and in other operating expenses in 2018.

2020 vs. 2019	2019 vs. 2018
Restaurant Rent Expense. Beginning in fiscal 2019, restaurant rent expense includes base rent, contingent rent and common area maintenance and property taxes related to our leases characterized as operating leases. For periods prior to the adoption of ASC 842 at the beginning of fiscal 2019, restaurant rent expense included base rent and contingent rent on our leases characterized as operating leases, reduced by amortization of gains on sale-leaseback transactions. Restaurant rent expense, as a percentage of total restaurant sales, increased to 7.2% in 2020 from 6.1% in 2019, due primarily to the impact of lower comparable restaurant sales. Restaurant rent expense, as a percentage of total restaurant sales, was 6.1% in 2019 compared to 4.7% in 2018, due primarily to a $1.5 million increase in rent expense as a result of no longer amortizing gains on sale-leaseback transactions, the inclusion of property taxes and common area maintenance costs related to our leases characterized as operating leases, and the impact of lower comparable restaurant sales.
General and Administrative Expenses. General and administrative expenses are comprised primarily of (1) salaries and expenses associated with the development and support of our Company and brands and the management oversight of the operation of our restaurants; and (2) legal, auditing and other professional fees, corporate system costs, and stock-based compensation expense.
General and administrative expenses decreased to $39.8 million in 2020 from $41.9 million in 2019, and as a percentage of total revenues, were 12.6% in 2020 and 11.5% in 2019 due primarily to the impact of lower total revenues partially offset by lower management support costs primarily as a result of headcount reductions in the second quarter of 2020, reduced travel and other cost savings initiatives. General and administrative expenses in 2020 also included $0.7 million related to severance costs associated with positions eliminated in response to the COVID-19 pandemic, $0.4 million related to digital and brand repositioning costs, and $0.1 million related to search fees for senior executive positions. General and administrative expense in 2019 included $0.9 million related to restructuring costs due to eliminated or relocated positions, $0.2 million related to digital and brand repositioning costs and $0.5 million related to search fees for senior executive positions.
General and administrative expenses increased to $41.9 million in 2019 from $40.8 million in 2018, and as a percentage of total revenues, were 11.5% in 2019 and 10.9% in 2018 due primarily to the impact of lower total revenues on higher general and administrative expenses including investments in off-premise support in 2019. General and administrative expense in 2019 also included $0.9 million related to restructuring costs due to eliminated or relocated positions, $0.2 million related to digital and brand repositioning costs and $0.5 million related to search fees for senior executive positions. General and administrative expenses in 2018 included $0.4 million related to the Strategic Renewal Plan restructuring costs and retention bonuses, $0.4 million related to discontinuing certain services, $1.0 million related to system implementation and project-oriented advisory services and $1.0 million related to severance costs and executive and board member searches, partially offset by the benefit of fee reductions and final insurance recoveries totaling $0.6 million related to 2017 shareholder activism matters and reductions to final settlement amounts related to a litigation matter of $0.2 million.
Adjusted EBITDA. Adjusted EBITDA is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance and is defined as earnings attributable to the applicable segment before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items that management believes are related to strategic changes and/or are not related to the ongoing operation of our restaurants.
Adjusted EBITDA may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation Adjusted EBITDA includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, development, and other administrative functions. Consolidated Adjusted EBITDA is a non-GAAP financial measure of performance. For a discussion of our use of Adjusted EBITDA and Consolidated Adjusted EBITDA and a reconciliation from net income (loss) to Consolidated Adjusted EBITDA, see the heading entitled "Management's Use of Non-GAAP Financial Measures."
Adjusted EBITDA for Pollo Tropical restaurants decreased to $36.5 million, or 11.6% of total revenues, in 2020 from $50.6 million, or 13.9% of total revenues, in 2019 due primarily to the impact of lower restaurant sales, including the impact of COVID-19, higher delivery fee expense, and additional costs related to the COVID-19 pandemic, partially offset by lower advertising expense, labor costs as a percentage of restaurant sales due to labor efficiencies, certain other operating expenses, and general and administrative expenses. In addition, we estimate the additional week of sales in our fiscal 2020 had a $1.7 million favorable impact on Adjusted EBITDA for Pollo Tropical in 2020.

Adjusted EBITDA for Pollo Tropical restaurants decreased to $50.6 million (which includes the negative impact of a $1.5 million increase in rent expense as a result of adopting ASC 842 and the estimated negative impact of Hurricane Dorian of $0.6 million), or 13.9% of total revenues, in 2019 from $54.9 million, or 14.6% of total revenues, in 2018 due primarily to the impact of lower restaurant sales, including the impact of Hurricane Dorian, and higher rent expense, contracted cleaning services, delivery fees and general and administrative expenses, partially offset by lower cost of sales as a percentage of restaurant sales.
Restaurant-level Adjusted EBITDA. We also use Restaurant-level Adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure to evaluate the performance and profitability of our restaurants in the aggregate, which is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).
Restaurant-level Adjusted EBITDA for Pollo Tropical was $61.3 million (19.5% of restaurant sales), $77.6 million (which includes the negative impact of a $1.5 million increase in rent expense as a result of adopting ASC 842 and the estimated negative impact of Hurricane Dorian of $0.6 million) (21.4% of restaurant sales), and $82.1 million (21.9% of restaurant sales) in 2020, 2019, and 2018, respectively. The changes in Restaurant-level Adjusted EBITDA were primarily due to the foregoing. In addition, we estimate the additional week of sales in our fiscal 2020 had a $2.0 million favorable impact on Restaurant-level Adjusted EBITDA for Pollo Tropical in 2020. For a reconciliation from Adjusted EBITDA to Restaurant-level Adjusted EBITDA, see the heading entitled "Management's Use of Non-GAAP Financial Measures."
Depreciation and Amortization. Depreciation and amortization expense decreased to $22.0 million in 2020 from $22.2 million in 2019 due primarily to decreased depreciation as a result of impairing closed restaurant assets, partially offset by an increase in depreciation related to new restaurant openings and ongoing reinvestment and enhancements to our restaurants. Depreciation and amortization expense decreased to $22.2 million in 2019 from $22.5 million in 2018 primarily as a result of decreased depreciation as a result of impairing closed restaurant assets, partially offset by an increase in depreciation related to new restaurant openings and ongoing reinvestment and enhancements to our restaurants.
Impairment and Other Lease Charges. Impairment and other lease charges increased to $8.0 million in 2020 from less than $0.1 million in 2019.
Impairment and other lease charges in 2020 include impairment charges of $7.3 million related primarily to the impairment of assets from three underperforming Pollo Tropical restaurants, two of which we closed in the third quarter of 2020, the write-down of saucing islands and self-service soda machines that are being removed from dining rooms as a result of COVID-19, and the write-down of assets held for sale to their fair value less costs to sell, and lease termination charges of $0.9 million for restaurant locations we decided not to develop, net of a gain from lease terminations of $(0.2) million.
Impairment and other lease charges decreased to less than $0.1 million in 2019 from $13.6 million in 2018. Impairment and other lease charges in 2019 consisted of impairment charges of $0.8 million and net lease charge recoveries of $(0.8) million. Impairment charges in 2019 also included right-of-use assets and were related primarily to previously closed Pollo Tropical restaurants, while the net lease charge recoveries were related primarily to lease terminations for previously closed restaurants.
Impairment and other lease charges in 2018 consisted of impairment charges of $13.1 million, and lease and other charges for of $0.5 million, net of recoveries. Impairment charges in 2018 were related primarily to 14 Pollo Tropical restaurants that were closed in 2018, two of which were initially impaired in 2017, and one Pollo Tropical restaurant that we continued to operate. Other lease charges, net of recoveries, in 2018 were related primarily to restaurants that were closed in 2018 as well as previously closed restaurants.
Each quarter we assess the potential impairment of any long-lived assets that have experienced a triggering event, including restaurants for which the related trailing twelve-month cash flows are below a certain threshold. We determine if there is impairment at the restaurant level by comparing undiscounted future cash flows from the related long-lived assets, exclusive of operating lease payments, to their respective carrying values, excluding operating lease liabilities. In determining future cash flows, significant estimates are made by us with respect to future operating results of each restaurant over its remaining lease term, including sales trends, labor rates, commodity costs and other operating cost assumptions. If assets are determined to be impaired, the impairment charge is measured by calculating the amount by which the asset group's carrying amount exceeds its fair value. This process of assessing fair values requires the use of estimates and assumptions, including our ability to sell or reuse the related assets and market conditions, and for right-of-use lease assets, current market lease rent and discount rates, which are subject to a high degree of judgment. If these assumptions change in the future, we may be required to record impairment charges for these assets and these charges could be material. Due to the uncertainty associated with the unprecedented nature of the COVID-19 pandemic and the impact it will continue to have on restaurant operations and future cash flows, it is reasonably possible that the estimates of future cash flows used in impairment assessments will change in the near term and the effect of the change could be material. Our current estimates assume that operating restrictions, regulations and directives for restaurants and other changes related to COVID-19 will continue to have a significant impact through at least the first half of 2021 with the greatest impact in the near term.
For four Pollo Tropical restaurants with combined carrying values (excluding right-of-use lease assets) of $2.8 million, projected cash flows are not substantially in excess of their carrying values. In addition, one Pollo Tropical restaurant with a carrying value (excluding right-of-use lease assets) of $1.9 million has initial sales volumes lower than expected, but does not have significant operating history to form a good basis for future projections. If the performance of these restaurants does not improve as projected, an impairment charge could be recognized in future periods, and such charge could be material.
Closed Restaurant Rent Expense, Net of Sublease Income. Closed restaurant rent expense, net of sublease income was $4.3 million in 2020 and consisted of closed restaurant rent and ancillary lease costs of $9.2 million net of sublease income of $(4.9) million, which includes closed restaurant rent and ancillary lease costs of $2.3 million net of sublease income of $(0.1) million related to Taco Cabana closed restaurant locations that we will retain.
Closed restaurant rent expense, net of sublease income was $3.3 million in 2019 and consisted of closed restaurant rent and ancillary lease costs of $6.8 million net of sublease income of $(3.4) million.
Other Expense (Income), Net. Other expense (income), net was $(2.1) million in 2020 and primarily consisted of total gains of $(3.3) million on the sale-leaseback of five restaurant properties and the sale of three restaurant properties, partially offset by $0.5 million in costs for the removal, transfer and storage of equipment from closed restaurants and other closed restaurant costs and $0.7 million for the write-off of site development costs. Other expense (income), net in 2019 primarily consisted of $0.7 million in costs for the removal, transfer and storage of equipment from closed restaurants and $0.1 million for the write-off of site development costs. Other expense (income), net in 2018 consisted primarily of $(2.1) million in insurance recoveries related to the Hurricanes and total gains of $(0.6) million on the sale of two restaurant properties, partially offset by the write-off of site development costs of $0.5 million and severance costs related to the closure of restaurants and costs for the removal, transfer and storage of equipment from closed restaurants of $0.9 million.
Interest Expense. Interest expense remained flat at $0.3 million in 2020 compared to 2019 and 2018. Interest charges related to our new senior credit facility and former amended senior credit facility are included in discontinued operations for all periods presented.
Provision for (Benefit from) Income Taxes. The effective tax rate was 67.5% for the year ended January 3, 2021, and 120.3% for the year ended December 29, 2019. The benefit from income taxes for 2020 includes a benefit related to the carryback of net operating losses and reclassifying certain assets as qualified improvement property as permitted by the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") and other changes to depreciation methods for certain assets made in conjunction with a cost segregation study conducted prior to filing our 2019 federal income tax return, as well as a decrease to the valuation allowance on our deferred tax assets related to changes in our deferred tax assets and liabilities. The provision for income taxes for 2019 included the effect of establishing a valuation allowance on our deferred income taxes.
The CARES Act, which was signed into law on March 27, 2020, includes provisions that allow net operating losses arising in 2018, 2019, and 2020 to be carried back for up to five years and includes technical amendments that are retroactive to 2018 which permit certain assets to be classified as qualified improvement property and expensed immediately.
The effective tax rate was 120.3% for 2019 and (4.4)% for 2018. The change in the effective rate was primarily the result of establishing a valuation allowance on our deferred income tax assets in 2019 and changing the depreciation method for certain assets for federal income tax purposes to accelerate tax deductions in 2018.
Income (Loss) from Discontinued Operations. All revenues, costs and expenses and income taxes attributable to Taco Cabana have been aggregated within income (loss) from discontinued operations, net of tax, in the consolidated statements of operations for all periods presented.
Total revenues from discontinued operations decreased 19.5% to $239.4 million in 2020 from $297.5 million in 2019, while the 2019 total revenues represent a decrease of 4.8% from $312.4 million in 2018. Restaurant sales decreased 19.5% to $238.7 million in 2020 from $296.6 million in 2019, while 2019 restaurant sales represent a decrease of 4.8% from $311.5 million in 2018.
Comparable restaurant sales decreased 14.4% for Taco Cabana restaurants in 2020. A decrease in comparable restaurant transactions of 22.1% was partially offset by an increase in the net impact of product/channel mix and pricing of 7.7% in 2020 compared to 2019. The increase in product/channel mix and pricing was driven primarily by increases in drive-thru and delivery sales channel penetration and growth in average check for drive-thru compared to last year due in part to an increase in transactions that include alcohol and menu price increases of 0.9%.
Comparable restaurant sales decreased 4.1% for Taco Cabana restaurants in 2019. A decrease in comparable restaurant transactions of 5.7% was partially offset by an increase in average check of 1.6% in 2019 compared to 2018. The increase in average check was driven primarily by menu price increases of 2.0% and the introduction of higher priced shareables in 2019 partially offset by sales mix. We simplified the Taco Cabana menu in the fourth quarter of 2019 to improve execution. The menu simplification efforts included removal of certain menu items and limited other items to certain dayparts. While the menu simplification improved guest satisfaction and reduced order cycle times, the reduced menu resulted in a greater than anticipated transaction decline. We re-introduced select items to the menu and expanded dayparts in the first quarter of 2020 to increase sales while maintaining the operational improvements provided by the menu simplification.
Additionally, a goodwill impairment charge of $67.9 million consisted of non-cash impairment charges to write down the value of goodwill for the Taco Cabana reporting unit in 2019.
Net Income (Loss). As a result of the foregoing, we had a net loss of $(10.2) million in 2020 compared to a net loss of $(84.4) million in 2019, and net income of $7.8 million in 2018.

Liquidity and Capital Resources
Unless otherwise noted, this discussion of liquidity and capital resources relates to our combined operations.
We do not have significant receivables or inventory and receive trade credit based upon negotiated terms in purchasing food products and other supplies. Although, as a result of our substantial cash balance, we did not have a working capital deficit at January 3, 2021, we have the ability to operate with a substantial working capital deficit (and we have historically operated with a working capital deficit) because:
•restaurant operations are primarily conducted on a cash basis;
•rapid turnover results in a limited investment in inventories; and
•cash from sales is usually received before related liabilities for supplies and payroll become due.
Capital expenditures and payments related to our lease obligations represent significant liquidity requirements for us. We believe our cash reserves, cash generated from our operations, and availability of borrowings under our senior credit facility will provide sufficient cash availability to cover our anticipated working capital needs, capital expenditures and debt service requirements for the next twelve months.
Operating Activities. Net cash provided by operating activities for 2020, 2019, and 2018 was $40.3 million, $65.0 million and $53.8 million, respectively. The $24.8 million decrease in net cash provided by operating activities in 2020 compared to 2019 was driven primarily by a decrease in Adjusted EBITDA and the receipt of a tax refund in 2019, partially offset by the timing of payments. The impact of extended vendor payment terms in 2020 was partially offset by the payment of January 2021 rent in fiscal 2020 as a result of the 53rd week in fiscal 2020. The $11.2 million increase in net cash provided by operating activities in 2019 compared to 2018 was driven primarily by the receipt of a tax refund, partially offset by a decrease in Adjusted EBITDA and the timing of payments.
Investing Activities. Net cash provided by investing activities in 2020 was $8.4 million. Net cash used in investing activities in 2019, and 2018 was $39.4 million and $52.1 million, respectively. Capital expenditures are typically the largest component of our investing activities and include: (1) new restaurant development, which may include the purchase of real estate; (2) restaurant remodeling/reimaging, which includes the renovation or rebuilding of the interior and exterior of our existing restaurants; (3) other restaurant capital expenditures, which include capital maintenance expenditures for the ongoing reinvestment and enhancement of our restaurants; and (4) corporate and restaurant information systems.

The following table sets forth our capital expenditures from continuing operations for the periods presented (dollars in thousands):

	Pollo Tropical	Other	Continuing Operations
Year ended January 3, 2021:
New restaurant development	$1,009	$—	$1,009
Restaurant remodeling	358	—	358
Other restaurant capital expenditures(1)	6,542	—	6,542
Corporate and restaurant information systems	1,254	1,320	2,574
Total capital expenditures	$9,163	$1,320	$10,483
Number of new restaurant openings	—		—
Year ended December 29, 2019:
New restaurant development	$7,325	$—	$7,325
Restaurant remodeling	1,654	—	1,654
Other restaurant capital expenditures(1)	10,069	—	10,069
Corporate and restaurant information systems	2,873	1,201	4,074
Total capital expenditures	$21,921	$1,201	$23,122
Number of new restaurant openings	3		3
Year ended December 30, 2018:
New restaurant development	$12,340	$—	$12,340
Restaurant remodeling	51	—	51
Other restaurant capital expenditures(1)	12,157	—	12,157
Corporate and restaurant information systems	3,119	1,297	4,416
Total capital expenditures	$27,667	$1,297	$28,964
Number of new restaurant openings	7		7
(1)Excludes restaurant repair and maintenance expenses included in other restaurant operating expenses in our consolidated financial statements. For the years ended January 3, 2021; December 29, 2019; and December 30, 2018, total restaurant repair and maintenance expenses were approximately $9.3 million, $11.7 million, and $12.1 million, respectively.

The following table sets forth our capital expenditures from discontinued operations for the periods presented (dollars in thousands):

Taco Cabana
Year ended January 3, 2021:
New restaurant development	$854
Restaurant remodeling	745
Other restaurant capital expenditures(1)	4,728
Corporate and restaurant information systems	1,559
Total capital expenditures	$7,886
Number of new restaurant openings	1
Year ended December 29, 2019:
New restaurant development	$4,065
Restaurant remodeling	919
Other restaurant capital expenditures(1)	9,266
Corporate and restaurant information systems	3,875
Total capital expenditures	$18,125
Number of new restaurant openings	3
Year ended December 30, 2018:
New restaurant development	$9,105
Restaurant remodeling	531
Other restaurant capital expenditures(1)	15,307
Corporate and restaurant information systems	3,943
Total capital expenditures	$28,886
Number of new restaurant openings	7
(1)Excludes restaurant repair and maintenance expenses included in loss from discontinued operations in our consolidated financial statements. For the years ended January 3, 2021; December 29, 2019; and December 30, 2018, total restaurant repair and maintenance expenses were approximately $8.1 million, $11.5 million, and $11.2 million, respectively.
Cash provided by investing activities from continuing operations in 2020 included net proceeds of $13.3 million from the sale-leaseback of five restaurant properties and $5.3 million from the sale of an additional three restaurant properties. In 2019, investing activities from continuing operations also included net proceeds of $1.8 million from the sale of one restaurant property. In 2018, investing activities from continuing operations also included $3.3 million in additional proceeds received related to two restaurant properties.
Cash provided by investing activities from discontinued operations in 2020 included net proceeds of $4.0 million from the sale-leaseback of two restaurant properties and $4.3 million from the sale of an additional three restaurant properties. In 2018, investing activities from discontinued operations also included $1.4 million in additional proceeds received related to one restaurant property and $1.0 million received related to a closed Taco Cabana restaurant that suffered flood damages due to Hurricane Harvey and a Taco Cabana restaurant that was temporarily closed due to a fire.
Total capital expenditures in 2021 are expected to be between $20.0 million and $25.0 million, including $7.0 million to $10.0 million for digital platforms and technology enhancements.
Financing Activities. Net cash used in financing activities in 2020 was $8.5 million and included net revolving credit borrowing repayments under our former amended senior credit facility of $75.0 million, $3.0 million in payment of debt issuance costs associated with our former amended senior credit facility and new senior credit facility combined with $3.7 million in payments to repurchase our common stock, partially offset by proceeds of $73.5 million under our new senior credit facility.
Net cash used in financing activities in 2019 included $14.3 million in payments to repurchase our common stock combined with net revolving credit borrowing repayments under our former senior credit facility of $3.0 million.

Net cash used in financing activities in 2018 included $2.8 million in payments to repurchase our common stock and $0.2 million in payment of debt issuance costs associated with our former senior credit facility, offset by net borrowings under our former senior credit facility of $3.0 million.
New Senior Credit Facility. On November 23, 2020, we terminated our former amended senior secured revolving credit facility, referred to as the "former senior credit facility," and entered into a new senior secured credit facility, which is referred to as the "new senior credit facility." The new senior credit facility is comprised of a term loan facility (the "term loan facility") of $75.0 million and a revolving credit facility (the "revolving credit facility") of up to $10.0 million and matures on November 23, 2025. The new senior credit facility also provides for potential incremental term loan borrowing increases of up to $37.5 million in the aggregate, subject to, among other items, compliance with a minimum Total Leverage Ratio and other terms specified in the new senior credit facility. On January 3, 2021, there were $75.0 million in outstanding borrowings, subject to an original issue discount, under the term loan facility and no borrowings under the revolving credit facility.
Under the new senior credit facility, we must repay the unpaid principal amount of the term loan facility quarterly which commences on March 31, 2021, in an amount equal to 0.25% of the aggregate principal amount of the term loan facility on the effective date of the new senior credit facility, resulting in annual mandatory repayments of $0.8 million.
The new senior credit facility provides that we must maintain minimum Liquidity (as defined in the new senior credit facility) of $20.0 million (the "Liquidity Threshold") until January 3, 2022. The new senior credit facility also provides that we are not required to be in compliance with the Total Leverage Ratio under the new senior credit facility until January 3, 2022, or the date in which Liquidity is less than the Liquidity Threshold. We will be permitted to exercise equity cure rights with respect to compliance with the Total Leverage Ratio subject to certain restrictions as set forth in the new senior credit facility.
Borrowings under the new senior credit facility bear interest at a rate per annum, at our option, equal to either (all terms as defined in the new senior credit facility):
1)    the Base Rate plus the Applicable Margin of 6.75% with a minimum Base Rate of 2.00%, or
2)    the LIBOR (or Benchmark Replacement) Rate plus the Applicable Margin of 7.75%, with a minimum LIBOR (or Benchmark Replacement) Rate of 1.00%.
In addition, the new senior credit facility requires us to pay a commitment fee of 0.50% per annum on the daily amount of the unused portion of the revolving credit facility.
The outstanding borrowings under the revolving credit facility are prepayable without penalty or premium (other than customary breakage costs). The outstanding borrowings under the term loan facility are voluntarily prepayable by us, and the term loan facility provides that each of the following shall require a mandatory prepayment of outstanding term loan borrowings by us as follows: (i) 100% of any cash Net Proceeds (as defined in the new senior credit facility) in excess of $2.0 million individually or in the aggregate over the term of the new senior credit facility in respect of any Casualty Event (as defined in the new senior credit facility) affecting collateral provided that we are permitted to reinvest such Net Proceeds in accordance with the new senior credit facility, (ii) 100% of any Net Proceeds of a Specified Equity Contribution (as defined in the new senior credit facility), (iii) 100% of any cash Net Proceeds from the issuance of debt issued by us or our subsidiaries other than Permitted Debt (as defined in the new senior credit facility), (iv) 100% of any Net Proceeds from the Disposition (as defined in the new senior credit facility) of certain assets individually, or in the aggregate, in excess of $2.0 million in any fiscal year provided that we are permitted to reinvest such Net Proceeds in accordance with the new senior credit facility and (v) beginning with the fiscal year ending January 2, 2022, an amount equal to the Excess Cash Flow (as defined in the new senior credit facility) in accordance with the new senior credit facility.
Our new senior credit facility contains customary default provisions, including without limitation, a cross default provision pursuant to which it is an event of default under this facility if there is a default under any of our indebtedness having an outstanding principal amount in excess of $5.0 million which results in the acceleration of such indebtedness prior to its stated maturity or is caused by a failure to pay principal when due.
The new senior credit facility contains certain covenants, including, without limitation, those limiting our ability to, among other things, incur indebtedness, incur liens, sell or acquire assets or businesses, change the character of our business in any material respects, engage in transactions with related parties, make certain investments, make certain restricted payments or pay dividends.
Our obligations under the new senior credit facility are secured by all of our and our subsidiaries' assets (including a pledge of all of the capital stock and equity interests of our subsidiaries).

Under the new senior credit facility, the lenders may terminate their obligation to advance and may declare the unpaid balance of borrowings, or any part thereof, immediately due and payable upon the occurrence and during the continuance of customary defaults which include, without limitation, payment default, covenant defaults, bankruptcy type defaults, defaults on other indebtedness, certain judgments or upon the occurrence of a change of control (as specified in the new senior credit facility).
As of January 3, 2021, we were in compliance with the financial covenants under our new senior credit facility. At January 3, 2021, $10.0 million was available for borrowing under the revolving credit facility.
Former Senior Credit Facility. On July 10, 2020, we entered into the Second Amendment to Credit Agreement (as previously defined as the "former senior credit facility") among Fiesta and a syndicate of lenders that included adjustments to our covenants that were more reflective of current sales and profit trends. Pursuant to the former senior credit facility, the available revolving credit borrowings under the former senior credit facility were reduced from $150.0 million to $95.0 million in a phased reduction beginning with a $30.0 million permanent reduction that occurred on July 10, 2020. The former senior secured credit facility was terminated on November 23, 2020.
Initial Share Repurchase Plan
In 2018, our board of directors approved a share repurchase program for up to 1.5 million shares of our common stock. In 2019, our board of directors approved increases to the share repurchase program of an additional 1.5 million shares of our common stock. Under the share repurchase program, shares may be repurchased from time to time in open market transactions at prevailing market prices, in privately negotiated transactions or by other means in accordance with federal securities laws, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The number of shares repurchased and the timing of repurchases will depend on a number of factors, including, but not limited to, stock price, trading volume, general market and economic conditions, and other corporate considerations. The share repurchase program has no time limit and may be modified, suspended, superseded or terminated at any time by our board of directors. Our new senior credit facility prohibits share repurchases, and we currently do not intend to repurchase additional shares of our common stock for the foreseeable future.

Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements. Prior to the adoption of ASC 842, off-balance sheet arrangements consisted of our operating leases, which are primarily for our restaurant properties and are now included in other current liabilities and operating lease liabilities on the consolidated balance sheet as of January 3, 2021.
Inflation
The inflationary factors that have historically affected our results of operations include increases in food and paper costs, labor and other operating expenses and energy costs. Labor costs in our restaurants are impacted by changes in the federal and state hourly minimum wage rates as well as changes in payroll related taxes, including federal and state unemployment taxes. We typically attempt to offset the effect of inflation, at least in part, through periodic menu price increases and various cost reduction programs. However, no assurance can be given that we will be able to fully offset such inflationary cost increases in the future.
Application of Critical Accounting Policies
Our consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America. Preparing consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and assumptions are affected by the application of our accounting policies. Our significant accounting policies are described in the "Basis of Presentation" note in the Notes to our Consolidated Financial Statements. Critical accounting estimates are those that require application of management's most difficult, subjective, or complex judgments, often as a result of matters that are inherently uncertain and may change in subsequent periods.
Sales recognition at our restaurants is straightforward as customers pay for products at the time of sale and inventory turns over very quickly. Payments to vendors for products sold in the restaurants are generally settled within 60 days. The earnings reporting process is covered by our system of internal controls and generally does not require significant management estimates and judgments. However, critical accounting estimates and judgments, as noted below, are inherent in the assessment and recording of insurance liabilities, the valuation of goodwill for impairment, assessing impairment of long-lived assets, lease accounting matters and the valuation of deferred income tax assets. While we apply our judgment based on assumptions believed to be reasonable under the circumstances, actual results could vary from these assumptions. It is possible that materially different amounts would be reported using different assumptions.
Insurance liabilities. We are insured for workers' compensation, general liability and medical insurance claims under policies where we pay all claims, subject to annual stop-loss limitations both for individual claims and for general liability, medical insurance and certain workers' compensation claims in the aggregate. At January 3, 2021, we had $10.4 million accrued for these insurance claims. We record insurance liabilities based on historical and industry trends, which are continually monitored, with the assistance of actuaries, and adjust accruals as warranted by changing circumstances. Since there are estimates and assumptions inherent in recording these insurance liabilities, including the ability to estimate the future development of incurred claims based on historical trends or the severity of the claims, differences between actual future events and prior estimates and assumptions could result in adjustments to these liabilities.
Evaluation of Goodwill. We must evaluate our recorded goodwill for impairment annually or more frequently when events and circumstances indicate that the carrying amount may be impaired. We have elected to conduct our annual impairment review of goodwill assets as of the last day of our fiscal year. We may first qualitatively assess goodwill impairment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. This qualitative analysis is performed by examining key events and circumstances affecting fair value. If it is determined it is more likely than not that the reporting unit's fair value is not greater than its carrying amount, we perform a quantitative assessment. We adopted ASU No. 2017-04, Simplifying the Test for Goodwill Impairment ("ASU 2017-04") in the second quarter of 2019, which eliminates the requirement to calculate the implied fair value of goodwill if the fair value of a reporting unit is less than the carrying amount of the reporting unit. Instead, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.
In performing the quantitative assessment for impairment, we compare the net book values of our reporting units to their estimated fair values. In determining the estimated fair values of the reporting units, we employ a combination of a discounted cash flow analysis based on management's best estimates of future cash flows and one or two market-based approaches. The results of these analyses are corroborated with other value indicators where available, such as comparable company earnings multiples. This evaluation of goodwill requires us to make estimates and assumptions to determine the fair value of our reporting units including projections regarding future operating results, anticipated growth rates, the weighted average cost of capital used to discount projected cash flows, and market multiples.
We performed a qualitative assessment, which included examining key events and circumstances affecting fair value, for our annual impairment review as of January 3, 2021, and determined it was more likely than not that the Pollo Tropical reporting unit's fair value was greater than its carrying amount. As of January 3, 2021, our Pollo Tropical reporting unit goodwill has a carrying value of $56.3 million. See Note 5 to our audited consolidated financial statements.
We estimate the fair value of the Pollo Tropical reporting unit significantly exceeds its carrying value as of January 3, 2021. The estimates and assumptions used to determine and assess fair value may differ from actual future events and if these estimates or related projections change significantly in the future, we may be required to record material impairment charges for goodwill assets.
Impairment of Long-lived Assets. We assess the potential impairment of long-lived assets, principally property and equipment and operating lease right-of-use assets, whenever events or changes in circumstances indicate that the carrying value of the restaurant asset group may not be recoverable. In addition to considering management's plans, known regulatory/governmental actions and damage due to acts of God (hurricanes, tornadoes, etc.), we consider an event indicating that the carrying value may not be recoverable to have occurred related to a specific restaurant if the restaurant's cash flows for the last twelve months are less than a minimum threshold or if consistent levels of cash flows for the remaining lease period are less than the carrying value of the restaurant's assets. We determine if there is impairment at the restaurant level by comparing undiscounted future cash flows from the related long-lived assets to their respective carrying values. We have elected to exclude operating lease payments and liabilities from future cash flows and carrying values, respectively, in the comparison. In determining future cash flows, significant estimates are made by us with respect to future operating results of each restaurant over its remaining lease term, including sales trends, labor rates, commodity costs and other operating cost assumptions. If assets are determined to be impaired, the impairment charge is measured by calculating the amount by which the asset carrying amount exceeds its fair value. This process of assessing fair values requires the use of estimates and assumptions, including our ability to sell or reuse the related assets and market conditions and, for right-of-use lease assets, current market lease rent and discount rates, which are subject to a high degree of judgment. If these assumptions change in the future, we may be required to record impairment charges for these assets and these charges could be material.

For four Pollo Tropical restaurants with combined carrying values (excluding right-of-use lease assets) of $2.8 million, projected cash flows are not substantially in excess of their carrying values. In addition, one Pollo Tropical restaurant with a carrying value (excluding right-of-use lease assets) of $1.9 million has initial sales volumes lower than expected, but does not have significant operating history to form a good basis for future projections. If the performance of these restaurants does not improve as projected, an impairment charge could be recognized in future periods, and such charge could be material.
Lease Accounting. We adopted Accounting Standards Update ("ASU") 2016-02, Leases (ASC 842), the new lease accounting standard, as of as of December 31, 2018, using the modified retrospective method, with certain optional practical expedients including the transition practical expedient package, which among other things does not require reassessment of lease classification. Judgments made by management for our lease obligations include the determination of our incremental borrowing rate, the determination of standalone selling prices used to allocate the consideration in the contract, and the length of the lease term, which includes the determination of renewal options that are reasonably assured. The lease term can affect the classification of a lease as finance or operating for accounting purposes, the amount of the lease liability and corresponding right-of-use lease asset recognized, the term over which related leasehold improvements for each restaurant are amortized and any rent holidays and/or changes in rental amounts for recognizing rent expense over the term of the lease. These judgments may produce materially different amounts of depreciation, amortization and rent expense than would be reported if different assumed lease terms were used.
We use our estimated incremental borrowing rate in determining the present value of lease payments for purposes of determining lease classification and recording lease liabilities and lease assets on our consolidated balance sheet. Our incremental borrowing rate is determined based on a synthetic credit rating, determined using a valuation model, adjusted to reflect a secured credit rating and a developed spread curve applied to a risk-free rate yield curve. Changes in the determination of our incremental borrowing rate could also have an impact on the depreciation and interest expense recognized for finance leases.
Valuation of Deferred Income Tax Assets. Deferred tax assets and liabilities, which represent temporary differences between the financial statement and tax basis of assets and liabilities, are measured using enacted tax rates expected to apply to the years in which those differences are expected to be recovered or settled. Deferred tax assets are recognized to the extent we believe these assets will more likely than not be realized. A valuation allowance is established to reduce the carrying amount of deferred tax assets if we believe it is more likely than not that a portion or all of the tax benefit from these deferred tax assets will not be realized. The realization of a deferred tax asset is dependent on the generation of sufficient taxable income in future periods, and the reversal of existing taxable temporary differences in the applicable periods. In evaluating the realizability of our net deferred tax assets, we perform an assessment of positive and negative evidence. The weight given to negative and positive evidence is commensurate only to the extent that such evidence can be objectively verified. Objective historical evidence is given greater weight than subjective evidence such as forecasts of future taxable income. We considered three years of cumulative operating income (loss) in evaluating the objective evidence that historical results provide. Objective negative evidence limits our ability to consider other subjective evidence, such as our future earnings projections. Based on our evaluation of all available positive and negative evidence, and placing greater weight on the objective evidence, we determined that it is more likely than not that our deferred tax assets will not be fully realized in future periods. We recorded a $9.3 million valuation allowance to reduce our deferred tax assets in the fourth quarter of 2019, which increased our tax expense. Based on changes in our deferred tax assets and liabilities in 2020, adjustments to our valuation allowance totaling $0.4 million were recorded in 2020 resulting in a valuation allowance of $9.7 million as of January 3, 2021. If we generate sufficient taxable income in the future to fully utilize the tax benefits of the deferred tax assets on which a valuation allowance was recorded, a portion or all of the valuation allowance could be reversed, which would decrease our tax expense in the period or periods in which the valuation allowance is reversed. We will continue to monitor and evaluate the positive and negative evidence considered in arriving at the above conclusion in order to assess whether such conclusion remains appropriate in future periods.

New Accounting Pronouncements
In August 2018, the Financial Accounting Standards Board ("FASB") issued ASU No. 2018-15, Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). We adopted this new accounting standard on December 30, 2019, and applied it prospectively to all implementation costs incurred after the date of adoption. The adoption of this standard did not have a material effect on our financial statements. We deferred and amortized application development stage costs for cloud-based computing arrangements over the life of the related service (subscription) agreement in the same line item that the fees associated with the subscription arrangement were presented prior to adoption of the new standard.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) ("ASU No. 2019-12"), which is a part of the Simplification Initiative being undertaken by the FASB to reduce complexity of accounting standards. The amendments in this update simplify the accounting for income taxes by removing certain exceptions, the most notable for us being the exception to the general methodology for calculating income taxes in an interim period when the year-to-date loss exceeds the anticipated loss for the full year. The guidance will be effective for interim and annual periods beginning after December 15, 2020. Early adoption is permitted and any adjustments should be reflected as of the beginning of the annual period of adoption. Amendments relevant to us should be applied on a prospective basis. The impact of the standard is largely dependent on interim and anticipated profit or loss in a given period, however we do not expect ASU No. 2019-12 to have a significant impact on our financial statements.
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) ("ASU No. 2020-04"), which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this update are effective as of March 12, 2020, through December 31, 2022. As of January 3, 2021, our only exposure to LIBOR rates was our new senior credit facility. Upon cessation of the LIBOR, the new senior credit facility will use a benchmark replacement rate. According to ASU No. 2020-04, modifications of contracts within the scope of Topic 470 Debt should be accounted for by prospectively adjusting the effective interest rate. We do not expect ASU No. 2020-04 to have a significant impact on our financial statements.

Management's Use of Non-GAAP Financial Measures
Consolidated Adjusted EBITDA (including Continuing Operations Consolidated Adjusted EBITDA, Continuing Operations Adjusted EBITDA, and Discontinued Operations Adjusted EBITDA) is a non-GAAP financial measure. We use Consolidated Adjusted EBITDA in addition to net income and income from operations to assess our performance, and we believe it is important for investors to be able to evaluate us using the same measures used by management. We believe this measure is an important indicator of our operational strength and the performance of our business and it provides a view of operations absent non-cash activity and items that are not related to the ongoing operation of our restaurants or affect comparability period over period. Consolidated Adjusted EBITDA as calculated by us is not necessarily comparable to similarly titled measures reported by other companies and should not be considered as an alternative to net income (loss), earnings (loss) per share, cash flows from operating activities or other financial information determined under GAAP.
The primary measure of segment profit or loss used by the chief operating decision maker to assess performance and allocate resources is Adjusted EBITDA, which is defined as earnings attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items for each segment that management believes are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, construction and other administrative functions. See Note 12 to our audited consolidated financial statements.
We also use Restaurant-level Adjusted EBITDA as a supplemental measure to evaluate the performance and profitability of our restaurants in the aggregate, which is defined as Adjusted EBITDA for the applicable segment excluding franchise royalty revenues and fees, pre-opening costs, and general and administrative expenses (including corporate-level general and administrative expenses). Restaurant-level Adjusted EBITDA margin is derived by dividing Restaurant-level Adjusted EBITDA by restaurant sales. Restaurant-level Adjusted EBITDA is also a non-GAAP financial measure.

Management believes that Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.
All such financial measures have important limitations as analytical tools. These limitations include the following:
•such financial information does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments to purchase capital equipment;
•such financial information does not reflect interest expense or the cash requirements necessary to service payments on our debt;
•although depreciation and amortization are non-cash charges, the assets that we currently depreciate and amortize will likely have to be replaced in the future, and such financial information does not reflect the cash required to fund such replacements; and
•such financial information does not reflect the effect of earnings or charges resulting from matters that our management does not consider to be indicative of our ongoing operations. However, some of these charges and gains (such as impairment and other lease charges, closed restaurant rent expense, net of sublease income, other income and expense, and stock-based compensation expense) have recurred and may recur.

A reconciliation from consolidated net income (loss) to Continuing Operations Consolidated Adjusted EBITDA follows (in thousands). All amounts are from continuing operations unless otherwise indicated.

	Year Ended
	January 3, 2021	December 29, 2019	December 30, 2018
Net income (loss)	$(10,211)	$(84,386)	$7,787
Loss (income) from discontinued operations, net of tax	6,825	82,391	(896)
Provision for (benefit from) income taxes	(7,044)	11,830	(290)
Income (loss) before taxes	(10,430)	9,835	6,601
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	22,009	22,186	22,457
Impairment and other lease charges	8,023	15	13,587
Interest expense	292	325	275
Closed restaurant rent expense, net of sublease income(1)	4,331	3,260	—
Other expense (income), net	(2,098)	862	(1,225)
Stock-based compensation expense in restaurant wages	73	70	34
Total non-general and administrative expense adjustments	32,630	26,718	35,128
General and administrative expense adjustments:
Stock-based compensation expense	2,681	2,320	3,011
Board and shareholder matter costs(2)	—	—	(597)
Restructuring costs and retention bonuses(3)	686	891	358
Legal settlements and related costs(4)	—	—	(177)
Digital and brand repositioning costs(5)	424	207	—
Total general and administrative expense adjustments	3,791	3,418	2,595
Consolidated Adjusted EBITDA	$25,991	$39,971	$44,324
Total revenues	$315,358	$363,473	$376,196
Adjusted EBITDA as a percentage of total revenues	8.2%	11.0%	11.8%
(1)     Closed restaurant rent, net of sublease income for the twelve months ended January 3, 2021, and December 29, 2019, primarily consists of closed restaurant lease costs of $9.2 million and $6.8 million, respectively, partially offset by sublease income of $(4.9) million and $(3.4) million, respectively. As a result of adopting ASC 842, lease costs related to closed restaurants are recorded as closed restaurant rent. Prior to December 31, 2018, these costs were recorded as lease charges within impairment and other lease charges when a restaurant closed.
(2)    Board and shareholder matter costs for the twelve months ended December 30, 2018, include fee reductions and final insurance recoveries related to 2017 shareholder activism costs.
(3)    Restructuring costs and retention bonuses for the twelve months ended January 3, 2021, include severance costs related to eliminated positions related to terminations in response to the COVID-19 pandemic. Restructuring costs and retention bonuses for the twelve months ended December 29, 2019, include severance costs related to eliminated positions. Restructuring costs and retention bonuses for the twelve months ended December 30, 2018, include severance costs related to the Strategic Renewal Plan and reduction in force and bonuses paid to certain employees for retention purposes.
(4)    Legal settlements and related costs for the twelve months ended December 30, 2018, include reductions to final settlement amounts and benefits related to litigation matters.
(5)     Digital and brand repositioning costs for the twelve months ended January 3, 2021, and December 29, 2019, include consulting costs related to repositioning the digital experience for our customers.

A reconciliation from Adjusted EBITDA to Restaurant-level Adjusted EBITDA follows (in thousands):

Twelve Months Ended	Pollo Tropical	Other	Continuing Operations
January 3, 2021:
Adjusted EBITDA(1)	$36,517	$(10,526)	$25,991
Restaurant-level adjustments:
Add: Other general and administrative expense(2)	25,995	10,062	36,057
Less: Franchise royalty revenue and fees	1,246	—	1,246
Restaurant-level Adjusted EBITDA	$61,266	$(464)	$60,802
Restaurant sales	$314,112		$314,112
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	19.5%		19.4%

December 29, 2019:
Adjusted EBITDA(1)	$50,560	$(10,589)	$39,971
Restaurant-level adjustments:
Add: Pre-opening costs	380	—	380
Add: Other general and administrative expense(2)	28,400	10,088	38,488
Less: Franchise royalty revenue and fees	1,780	—	1,780
Restaurant-level Adjusted EBITDA	$77,560	$(501)	$77,059
Restaurant sales	$361,693		$361,693
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	21.4%		21.3%

December 30, 2018:
Adjusted EBITDA(1)	$54,903	$(10,579)	$44,324
Restaurant-level adjustments:
Add: Pre-opening costs	933	—	933
Add: Other general and administrative expense(2)	28,045	10,192	38,237
Less: Franchise royalty revenue and fees	1,815	—	1,815
Restaurant-level Adjusted EBITDA	$82,066	$(387)	$81,679
Restaurant sales	$374,381		$374,381
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	21.9%		21.8%
(1)     Corporate overhead that was previously allocated to Taco Cabana is now included within "Other" because it is not a component of discontinued operations.
(2)    Excludes general and administrative adjustments included in Adjusted EBITDA.

PART IV
ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) (1) Financial Statements - Fiesta Restaurant Group, Inc. and Subsidiaries
(a) (2) Financial Statement Schedules

Schedule	Description	Page
II	Valuation and Qualifying Accounts	F-35
Schedules other than those listed are omitted for the reason that they are not required, not applicable, or the required information is shown in the financial statements or notes thereto.
(a) (3) Exhibits

#    Filed herewith.
+    Compensatory plan or arrangement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Fiesta Restaurant Group, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Fiesta Restaurant Group, Inc. and subsidiaries (the "Company") as of January 3, 2021 and December 29, 2019, the related consolidated statements of operations, changes in stockholders' equity, and cash flows, for each of the three years in the period ended January 3, 2021, and the related notes and the schedule listed in the Index at Item 15 (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 3, 2021 and December 29, 2019, and the results of its operations and its cash flows for each of the three years in the period ended January 3, 2021, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of January 3, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 4, 2021 (not presented herein), expressed an unqualified opinion on the Company's internal control over financial reporting.
Change in Accounting Principle
As discussed in Note 1 to the financial statements, the Company has changed its method of accounting for leases effective December 31, 2018 due to adoption of FASB ASC 842, Leases, using the modified retrospective method.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Impairment of Long-Lived Assets – Refer to Notes 1, 2 and 6 to the financial statements
Critical Audit Matter Description
The Company assesses the potential impairment of long-lived assets, principally property and equipment and operating lease right-of-use assets, whenever events or changes in circumstances indicate that the carrying value of the restaurant asset group may not be fully recoverable. The Company reviews its long-lived assets, principally property and equipment and lease ROU assets, for impairment at the restaurant level. In addition to considering management's plans, known regulatory or governmental actions and damage due to acts of God (hurricanes, tornadoes, etc.), the Company considers a triggering event to have occurred related to a specific restaurant if the restaurant's cash flows, exclusive of operating lease payments, for the last twelve months are less than a minimum threshold or if consistent levels of cash flows for the remaining lease period are less than the carrying value of the restaurant's assets. If an indicator of impairment exists for any of its assets, an estimate of undiscounted future cash flows, exclusive of operating lease payments, over the life of the primary asset for each restaurant is compared to that long-lived asset group's carrying value, excluding operating lease liabilities. If the carrying value is greater than the undiscounted cash flow, the Company then determines the fair value of the asset and if an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value. This process of assessing fair values requires the use of estimates and assumptions, including the Company’s ability to sell or reuse the related assets and market conditions and, for right-of-use lease assets, current market lease rent and discount rates, which are subject to a high degree of judgment. There is uncertainty in the projected undiscounted future cash flows used in the Company's impairment review analysis. Property and equipment, net as of January 3, 2021, was $161.1 million ($63.2 million included within Non-current assets held for sale) and Operating lease right-of-use assets was $261.3 million ($96.6 million included within Non-current assets held for sale). During the year ended January 3, 2021 the Company recorded impairment charges of $8.4 million ($1.1 million included within Income (loss) from discontinued operations, net of tax).

Given the judgment used by the Company to evaluate whether there are impairment indicators for long-lived assets as well as judgment in determining the undiscounted future cash flows when an impairment indicator has been identified and the fair value of the asset, auditing management’s judgments regarding indicators of potential impairment, estimated future cash flows and the fair value of assets involved especially subjective audit judgment.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures in connection with identification of impairment indicators, recoverability of asset groups, determination of fair value of assets, and impairment charges included the following, among others
•We tested the effectiveness of controls over the evaluation for impairment of long-lived assets
•We evaluated the impairment indicators considered by management and evaluated whether management had contemplated other potential factors that may be an indicator of impairment.
•We evaluated the reasonableness of management’s estimated future cash flows by comparing them to:
•Historical actual cash flows for the restaurant being evaluated
•Strategic business plans and actions planned by the Company to support estimated future revenue
•Chain and Fast Food Restaurants industry reports
•With the assistance of our fair value specialists, we evaluated current market lease rent and discount rate assumptions utilized in evaluating right-of-use assets for potential impairment.

/s/ Deloitte & Touche LLP
Dallas, Texas
March 4, 2021 (December 9, 2021 as to the effects of discontinued operations discussed in Notes 1 and 2)

We have served as the Company's auditor since 2011.

FIESTA RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	January 3, 2021	December 29, 2019
ASSETS
Current assets:
Cash	$49,778	$13,089
Restricted cash	3,584	—
Accounts receivable	4,933	4,411
Inventories	2,101	1,459
Prepaid rent	107	101
Income tax receivable	9,399	3,821
Prepaid expenses and other current assets	5,646	6,845
Current assets held for sale	8,478	9,557
Total current assets	84,026	39,283
Property and equipment, net	97,867	131,890
Operating lease right-of-use assets	164,665	146,190
Goodwill	56,307	56,307
Other assets	5,855	9,624
Non-current assets held for sale	160,023	185,347
Total assets	$568,743	$568,641
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$816	$44
Accounts payable	8,325	9,183
Accrued payroll, related taxes and benefits	9,738	6,327
Accrued real estate taxes	1,735	1,071
Other current liabilities	17,070	16,036
Current liabilities held for sale	27,225	30,959
Total current liabilities	64,909	63,620
Long-term debt, net of current portion	71,588	75,894
Operating lease liabilities	174,116	153,647
Deferred tax liabilities	2,269	4,371
Other non-current liabilities	9,757	8,312
Non-current liabilities held for sale	98,323	104,561
Total liabilities	420,962	410,405
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 20,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 28,278,320 and 27,461,697 shares issued, respectively, and 25,293,149 and 25,612,597 shares outstanding, respectively	273	271
Additional paid-in capital	176,614	173,132
Retained earnings (accumulated deficit)	(8,327)	1,884
Treasury stock, at cost; 1,993,495 and 1,493,495 shares, respectively	(20,779)	(17,051)
Total stockholders' equity	147,781	158,236
Total liabilities and stockholders' equity	$568,743	$568,641

The accompanying notes are an integral part of these consolidated financial statements.

FIESTA RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Year Ended
	January 3, 2021	December 29, 2019	December 30, 2018
Revenues:
Restaurant sales	$314,112	$361,693	$374,381
Franchise royalty revenues and fees	1,246	1,780	1,815
Total revenues	315,358	363,473	376,196
Costs and expenses:
Cost of sales	100,080	115,119	123,042
Restaurant wages and related expenses (including stock-based compensation expense of $73, $70, and $34, respectively)	74,328	84,909	87,025
Restaurant rent expense	22,773	22,050	17,457
Other restaurant operating expenses	47,823	50,274	52,144
Advertising expense	8,379	12,353	13,068
General and administrative (including stock-based compensation expense of $2,681, $2,320, and $3,011, respectively)	39,848	41,905	40,832
Depreciation and amortization	22,009	22,186	22,457
Pre-opening costs	—	380	933
Impairment and other lease charges	8,023	15	13,587
Closed restaurant rent expense, net of sublease income	4,331	3,260	—
Other expense (income), net	(2,098)	862	(1,225)
Total operating expenses	325,496	353,313	369,320
Income (loss) from operations	(10,138)	10,160	6,876
Interest expense	292	325	275
Income (loss) from continuing operations before income taxes	(10,430)	9,835	6,601
Provision for (benefit from) income taxes	(7,044)	11,830	(290)
Income (loss) from continuing operations	(3,386)	(1,995)	6,891
Income (loss) from discontinued operations, net of tax	(6,825)	(82,391)	896
Net income (loss)	$(10,211)	$(84,386)	$7,787
Earnings (loss) per common share:
Continuing operations – basic	$(0.13)	$(0.07)	$0.26
Discontinued operations – basic	(0.27)	(3.11)	0.03
Basic	$(0.40)	$(3.18)	$0.29

Continuing operations – diluted	$(0.13)	$(0.07)	$0.26
Discontinued operations – diluted	(0.27)	(3.11)	0.03
Diluted	$(0.40)	$(3.18)	$0.29

Weighted average common shares outstanding:
Basic	25,341,415	26,500,356	26,890,577
Diluted	25,341,415	26,500,356	26,894,083

The accompanying notes are an integral part of these consolidated financial statements.

FIESTA RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands, except share data)

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Treasury Stock	Total Stockholders' Equity
	Shares	Amount
Balance at December 31, 2017	26,847,458	$268	$166,823	$64,425	$—	$231,516
Stock-based compensation	—	—	3,469	—	—	3,469
Vesting of restricted shares	123,888	2	(2)	—	—	—
Cumulative effect of adopting a new accounting standard	—	—	—	56	—	56
Purchase of treasury stock	(112,358)	—	—	—	(2,769)	(2,769)
Net income	—	—	—	7,787	—	7,787
Balance at December 30, 2018	26,858,988	270	170,290	72,268	(2,769)	240,059
Stock-based compensation	—	—	2,844	—	—	2,844
Vesting of restricted shares	134,746	1	(2)	—	—	(1)
Cumulative effect of adopting a new accounting standard	—	—	—	14,002	—	14,002
Purchase of treasury stock	(1,381,137)	—	—	—	(14,282)	(14,282)
Net loss	—	—	—	(84,386)	—	(84,386)
Balance at December 29, 2019	25,612,597	271	173,132	1,884	(17,051)	158,236
Stock-based compensation	—	—	3,484	—	—	3,484
Vesting of restricted shares	180,552	2	(2)	—	—	—
Purchase of treasury stock	(500,000)	—	—	—	(3,728)	(3,728)
Net loss	—	—	—	(10,211)	—	(10,211)
Balance at January 3, 2021	25,293,149	$273	$176,614	$(8,327)	$(20,779)	$147,781

The accompanying notes are an integral part of these consolidated financial statements.

Table of Contents
FIESTA RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	January 3, 2021	December 29, 2019	December 30, 2018
Operating activities:
Net income (loss)	$(10,211)	$(84,386)	$7,787
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on disposals of property and equipment, net	(3,267)	(6)	(757)
Stock-based compensation	3,484	2,844	3,469
Impairment and other lease charges	9,139	13,101	21,144
Goodwill impairment	—	67,909	—
Loss on extinguishment of debt	1,241	—	—
Depreciation and amortization	38,206	39,195	37,604
Amortization of deferred financing costs	437	270	270
Amortization of deferred gains from sale-leaseback transactions	—	—	(3,564)
Deferred income taxes	(650)	10,888	6,830
Changes in other operating assets and liabilities:
Accounts receivable	(951)	640	805
Prepaid expenses and other current assets	340	364	894
Operating lease right-of-use assets	24,213	23,780	—
Other non-current assets	3,396	(1,360)	(1,491)
Accounts payable	1,309	504	(1,797)
Accrued payroll, related taxes and benefits	4,370	(220)	(1,690)
Accrued real estate taxes	103	626	11
Other current liabilities	(3,396)	(2,618)	(10,583)
Operating lease liabilities	(23,264)	(19,765)	—
Other non-current liabilities	2,166	(162)	1,358
Income tax receivable/payable	(5,578)	14,036	(6,523)
Other	(815)	(608)	36
Net cash provided by operating activities	40,272	65,032	53,803
Investing activities:
Capital expenditures:
New restaurant development	(1,863)	(11,390)	(21,445)
Restaurant remodeling	(1,103)	(2,573)	(582)
Other restaurant capital expenditures	(11,270)	(19,335)	(27,464)
Corporate and restaurant information systems	(4,133)	(7,949)	(8,359)
Total capital expenditures	(18,369)	(41,247)	(57,850)
Proceeds from disposals of properties	9,559	1,774	4,743
Proceeds from sale-leaseback transactions	17,222	—	—
Proceeds from insurance recoveries	—	42	983
Net cash provided by (used in) investing activities	8,412	(39,431)	(52,124)
Financing activities:
Borrowings on revolving credit facility	154,143	32,000	26,000
Repayments on revolving credit facility	(229,143)	(35,000)	(23,000)
Borrowings of unsecured debt	15,000	—	—
Repayments of unsecured debt	(15,000)	—	—
Borrowings of secured debt	73,500	—	—
Principal payments on finance/capital leases	(237)	(164)	(101)
Financing costs associated with debt	(3,013)	—	(150)
Payments to purchase treasury stock	(3,728)	(14,282)	(2,769)
Net cash used in financing activities	(8,478)	(17,446)	(20)
Net change in cash and restricted cash	40,206	8,155	1,659
Cash and restricted cash, beginning of year	13,089	4,940	3,277
Cash and restricted cash of discontinued operations, beginning of year	324	318	322
Cash and restricted cash of discontinued operations, end of year	(257)	(324)	(318)
Cash and restricted cash, end of year	$53,362	$13,089	$4,940
The accompanying notes are an integral part of these consolidated financial statements.

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

1. Basis of Presentation
Business Description. Fiesta Restaurant Group, Inc. ("Fiesta Restaurant Group" or "Fiesta") owns, operates and franchises two fast-casual restaurant brands through its wholly-owned subsidiaries Pollo Operations, Inc., and its subsidiaries, and Pollo Franchise, Inc., (collectively "Pollo Tropical") and Taco Cabana, Inc. and its subsidiaries (collectively "Taco Cabana"). Unless the context otherwise requires, Fiesta and its subsidiaries, Pollo Tropical and Taco Cabana, are collectively referred to as the "Company." At January 3, 2021, the Company owned and operated 138 Pollo Tropical® restaurants and 143 Taco Cabana® restaurants. All of the Company-owned Pollo Tropical restaurants are located in Florida, and all of the Company-owned Taco Cabana restaurants are located in Texas. At January 3, 2021, Fiesta franchised a total of 29 Pollo Tropical restaurants and six Taco Cabana restaurants. The franchised Pollo Tropical restaurants include 17 in Puerto Rico, two in Panama, one in Guyana, two in Ecuador, one in the Bahamas, and five on college campuses and one at a hospital in Florida. The franchised Taco Cabana restaurants include six in New Mexico.
Discontinued Operations. On July 1, 2021, the Company entered into a stock purchase agreement for the sale of Taco Cabana. The Company has classified the revenues, costs and expenses and income taxes attributable to the Taco Cabana business segment within loss from discontinued operations, net of tax, on the consolidated statements of operations for all periods presented. See Note 2—Dispositions. Unless otherwise noted, amounts and disclosures throughout these notes to the consolidated financial statements relate to the Company's continuing operations.
Basis of Consolidation. The consolidated financial statements presented herein reflect the consolidated financial position, results of operations and cash flows of Fiesta and its wholly-owned subsidiaries. All intercompany transactions have been eliminated in consolidation.
Fiscal Year. The Company uses a 52–53 week fiscal year ending on the Sunday closest to December 31. The fiscal years ended December 29, 2019 and December 30, 2018, each contained 52 weeks. The fiscal year ended January 3, 2021 contained 53 weeks.
Use of Estimates. The preparation of the consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements. Estimates also affect the reported amounts of expenses during the reporting periods. Significant items subject to such estimates and assumptions include: insurance liabilities, evaluation for impairment of goodwill and long-lived assets, lease accounting matters, and deferred income tax assets. Actual results could differ from those estimates. Due to the uncertainty associated with the unprecedented nature of the COVID-19 pandemic and the impact it will have on the Company's operations and future cash flows, it is reasonably possible that the estimates of future cash flows used in impairment assessments will change in the near term and the effect of the change could be material. The Company's current estimates assume that operating restrictions, regulations and directives for restaurants and other changes related to COVID-19 will continue to have a significant impact through at least the first half of 2021 with the greatest impact in the near term.
Concentrations of Risk. Food and supplies are ordered from approved suppliers and are shipped to the restaurants via distributors. Performance Food Group, Inc. is the primary distributor of food and beverage products and supplies for Pollo Tropical. In the twelve months ended January 3, 2021, and December 29, 2019, Performance Food Group, Inc. accounted for approximately 98% and 73%, respectively, of the food and supplies delivered to restaurants. The Company's limited distributor relationships could have an adverse effect on the Company's operations.
Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.
Restricted Cash. The Company's restricted cash is comprised of certain cash balances that are reserved as cash collateral for the Company's existing letters of credit.
Inventories. Inventories, primarily consisting of food and paper, are stated at the lower of cost (first-in, first-out) or market.
Property and Equipment. The Company capitalizes all direct costs incurred to construct and substantially improve its restaurants. These costs are depreciated and charged to expense based upon their property classification when placed in service. Property and equipment is recorded at cost. Application development stage costs for significant internally developed software

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

projects are capitalized and amortized. Repairs and maintenance activities are expensed as incurred. Depreciation and amortization is provided using the straight-line method over the following estimated useful lives:

Buildings and improvements	5	to	30 years
Equipment	3	to	7 years
Computer hardware and software	3	to	7 years
Assets subject to finance lease	Shorter of useful life or lease term
Leasehold improvements, including new buildings constructed on leased land, are depreciated over the shorter of their estimated useful lives or the underlying lease term. In circumstances where an economic penalty would be presumed by the non-exercise of one or more renewal options under the lease, the Company includes those renewal option periods when determining the lease term for depreciation purposes. For significant leasehold improvements made during the latter part of the lease term, the Company amortizes those improvements over the shorter of their useful life or an extended lease term. The extended lease term would consider the exercise of renewal options if the value of the improvements would imply that an economic penalty would be incurred without the renewal of the option. For significant leasehold improvements made during the latter part of the lease term prior to the adoption of Accounting Standards Update ("ASU") No. 2016-02, Leases (Topic 842) ("ASC 842"), this extended term may differ from the lease term used to determine lease assets and liabilities. Building costs incurred for new restaurants on leased land are depreciated over the lease term, which is generally a 20-year period.
Cloud-Based Computing Arrangements. The Company defers and amortizes application development stage costs for cloud-based computing arrangements over the life of the related service (subscription) agreement.
Goodwill. Goodwill represents the excess purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets acquired by Carrols Restaurant Group, Inc. ("Carrols"), Fiesta's former parent company, from the acquisition of Pollo Tropical in 1998. Goodwill is not amortized but is assessed for impairment at least annually as of the last day of the fiscal year or more frequently if impairment indicators exist. See Note 5—Goodwill.
Long-Lived Assets. The Company assesses the recoverability of property and equipment and definite-lived intangible assets, including right-of-use ("ROU") lease assets, by determining whether the carrying value of these assets can be recovered over their respective remaining lives through undiscounted future operating cash flows. Impairment is reviewed whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. See Note 6—Impairment of Long-Lived Assets.
Deferred Financing Costs. Financing costs incurred and the original issue discount recognized in obtaining revolving credit facilities are capitalized and included within other assets on the consolidated balance sheets and are amortized over the life of the related credit facility as interest expense on a straight-line basis. Financing costs incurred and original issue discount recognized in obtaining long-term debt are capitalized and amortized over the term of the associated debt agreement as interest expense using the effective interest method. These financing costs and the original issue discount are presented as a reduction from the carrying amount of the related long-term debt balance on the consolidated balance sheets.
Leases. The Company assesses whether an agreement contains a lease at inception. Subsequent to the adoption of ASC 842, all leases are reviewed for finance or operating classification once control is obtained. The majority of the Company's leases are operating leases. Operating leases are included within operating lease ROU assets, other current liabilities, and operating lease liabilities on the consolidated balance sheets. Finance leases are included within property and equipment, net, current portion of long-term debt, and long-term debt, net of current portion on the consolidated balance sheets.
ROU assets represent the Company's right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The operating lease ROU asset also includes any lease payments made in advance and is reduced by lease incentives received. As most leases do not provide an implicit rate, the Company uses its incremental borrowing rate at commencement date in determining the present value of lease payments. Lease terms include options to extend the lease when it is reasonably certain that the Company will exercise that option. The Company assumes options are reasonably certain to be exercised when such options are required to achieve a minimum 20-year lease term for new restaurant properties, and subsequent to the adoption of ASC 842, when it incurs significant leasehold improvement costs near the end of a lease term. The Company uses judgment and available data to allocate consideration in a contract when it leases land and a building. The Company also uses judgment in determining its

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

incremental borrowing rate, which includes selecting a yield curve based on a synthetic credit rating determined using a valuation model. Lease expense for lease payments is recognized on a straight-line basis over the lease term unless the related ROU asset has been adjusted for an impairment charge. The Company has real estate lease agreements with lease and non-lease components, which are accounted for as a single lease component. See Note 8—Leases.
Upon adoption of ASC 842 at the beginning of fiscal year 2019, the Company recognized lease liabilities and corresponding ROU lease assets for substantially all of the leases it previously accounted for as operating leases, including leases related to closed restaurant properties. The initial ROU assets were calculated as the present value of the remaining operating lease payments using the Company's incremental borrowing rate as of December 31, 2018, reduced by accrued occupancy costs such as certain closed-restaurant lease reserves, accrued rent (including accruals to expense operating lease payments on a straight-line basis), unamortized lease incentives and any unamortized sale-leaseback gains that resulted from off-market terms and increased by unamortized lease acquisition costs. Upon the adoption of ASC 842, the Company no longer records closed restaurant lease reserves, and ROU lease assets are reviewed for impairment with the Company's long-lived assets.
The Company elected the practical expedient to combine lease and non-lease components of real estate contracts, which resulted in classification of certain occupancy related expenses that are included in other restaurant operating expenses for periods prior to the adoption of ASC 842 as restaurant rent expenses in the consolidated statement of operations for periods subsequent to the adoption of ASC 842. The Company separately presents rent expense related to its closed restaurant locations and any sublease income related to these closed restaurant locations within closed restaurant rent expense, net of sublease income in the consolidated statement of operations for periods subsequent to the adoption of ASC 842.
The Company recorded an initial adjustment, on a consolidated basis, to the opening balance of retained earnings of $14.0 million associated with previously deferred gains on sale-leaseback transactions and impairment of operating lease right-of-use assets as of the date of adoption. This adjustment consisted of $18.6 million in deferred gains on sale-leaseback transactions, net of a related deferred tax asset of $4.3 million and $0.2 million in impairment charges, net of tax. Gains or losses (adjusted for any off-market terms) from sale-leaseback transactions subsequent to the adoption of ASC 842 are recognized immediately.
Income Taxes. Deferred income tax assets and liabilities are based on the difference between the financial statement and tax bases of assets and liabilities as measured by the tax rates that are anticipated to be in effect when those differences reverse. The deferred tax provision generally represents the net change in deferred tax assets and liabilities during the period. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is established when it is necessary to reduce deferred tax assets to amounts for which realization is more likely than not. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.
Advertising Costs. All advertising costs are expensed as incurred.
Cost of Sales. The Company includes the cost of food, beverage and paper, net of any discounts, in cost of sales. Cost of sales excludes depreciation and amortization expense, which are presented separately on the consolidated statement of operations.
Pre-opening Costs. The Company's pre-opening costs are generally incurred beginning four to six months prior to a restaurant opening and generally include restaurant employee wages and related expenses, travel expenditures, recruiting, training, promotional costs associated with the restaurant opening and rent, including any non-cash rent expense recognized during the construction period.
Insurance. The Company is insured for workers' compensation, general liability and medical insurance claims under policies where it pays all claims, subject to stop-loss limitations both for individual claims and for general liability, medical insurance and certain workers' compensation claims in the aggregate. Losses are accrued based upon estimates of the aggregate liability for claims based on the Company's experience and certain actuarial methods used to measure such estimates. The Company does not discount any of its self-insurance obligations.

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

 Fair Value of Financial Instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date under current market conditions. In determining fair value, the accounting standards establish a three-level hierarchy for inputs used in measuring fair value as follows: Level 1 inputs are quoted prices in active markets for identical assets or liabilities; Level 2 inputs are observable for the asset or liability, either directly or indirectly, including quoted prices in active markets for similar assets or liabilities; and Level 3 inputs are unobservable and reflect management's own assumptions. The following methods were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the fair value:
•Current Assets and Liabilities. The carrying values reported on the consolidated balance sheets of cash and restricted cash, accounts receivable and accounts payable approximate fair value because of the short maturity of those financial instruments.
•Revolving Credit Borrowings. The fair value of outstanding revolving credit borrowings under the Company's former senior credit facility, which was considered Level 2, was based on current LIBOR rates. The fair value of the Company's former senior credit facility was approximately $75.0 million at December 29, 2019. The carrying value of the Company's former senior credit facility was $75.0 million at December 29, 2019.
•Term Loan Borrowings. The fair value of outstanding term loan borrowings under the Company's new senior credit facility, which is considered Level 2, is based on current LIBOR rates. The fair value of the Company's senior credit facility was approximately $74.4 million at January 3, 2021. The carrying value of Company's new senior credit facility was $71.5 million at January 3, 2021.
See Note 6 for discussion of the fair value measurement of non-financial assets.
Revenue Recognition. Revenue is recognized upon transfer of promised products or services to customers in an amount that reflects the consideration the Company received in exchange for those products or services. Revenues from the Company's owned and operated restaurants are recognized when payment is tendered at the time of sale. Franchise royalty revenues are based on a percent of gross sales and are recorded as income when earned. Initial franchise fees and area development fees associated with new franchise agreements are not distinct from the continuing rights and services offered by the Company during the term of the related franchise agreements and are recognized as income over the term of the related franchise agreements. A portion of the initial franchise fee is allocated to training services and is recognized as revenue when the Company completes the training services. See Note 12—Business Segment Information.
Gift Cards. The Company sells gift cards to its customers in its restaurants and through select third parties. The Company recognizes revenue from gift cards upon redemption by the customer. For unredeemed gift cards that the Company expects to be entitled to breakage, the Company recognizes expected breakage as revenue in proportion to the pattern of redemption by the customers. The gift cards have no stated expiration dates. Revenues from unredeemed gift cards and gift card liabilities, which are recorded in other current liabilities, are not material to the Company's financial statements.
Loyalty Programs. The Company's loyalty program for Pollo Tropical (My Pollo™) allows eligible customers who enroll in the program to earn points for every dollar spent. After accumulating a certain number of points, the customer earns a reward that can be used for future purchases at the Company's respective restaurants. Earned rewards expire 90 days after they are issued. Earned points that have not been converted to rewards do not currently expire.
The Company defers revenue associated with the estimated standalone selling price of points earned by customers as each point is earned, net of points the Company does not expect to be redeemed. The estimated standalone selling price of each point earned is based on the estimated value of the reward which is expected to be redeemed.
Loyalty revenue is recognized when a customer redeems an earned reward. For unredeemed rewards that the Company expects to be entitled to breakage, the Company recognizes expected breakage as revenue in proportion to the pattern of redemption of the rewards by the customers. The costs associated with rewards are recorded when they are redeemed and are included within cost of sales on the consolidated statements of operations. Deferred revenue associated with the rewards is included within other current liabilities on the consolidated balance sheets.
Guidance Adopted in 2020. In August 2018, the Financial Accounting Standards Board ("FASB") issued ASU No. 2018-15, Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The Company adopted this new accounting standard as of December 30, 2019 and applied it prospectively to all implementation costs incurred after the date of adoption. The

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

standard did not have a material effect on the Company's financial statements. The Company deferred and amortized application development stage costs for cloud-based computing arrangements over the life of the related service (subscription) agreement in the same line item that the fees associated with the subscription arrangement were presented prior to adoption of the new standard.
Recent Accounting Pronouncements. In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) ("ASU No. 2019-12"), which is a part of the Simplification Initiative being undertaken by the FASB to reduce complexity of accounting standards. The amendments in this update simplify the accounting for income taxes by removing certain exceptions, the most notable for the Company being the exception to the general methodology for calculating income taxes in an interim period when the year-to-date loss exceeds the anticipated loss for the full year. The guidance will be effective for interim and annual periods beginning after December 15, 2020. Early adoption is permitted and any adjustments should be reflected as of the beginning of the annual period of adoption. Amendments relevant to the Company should be applied on a prospective basis. The impact of the standard is largely dependent on interim and anticipated profit or loss in a given period, however the Company does not expect ASU No. 2019-12 to have a significant impact on its financial statements.
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) ("ASU No. 2020-04"), which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this update are effective as of March 12, 2020, through December 31, 2022. As of January 3, 2021, the Company's only exposure to LIBOR rates was its new senior credit facility. Upon cessation of the LIBOR, the new senior credit facility will use a benchmark replacement rate. According to ASU No. 2020-04, modifications of contracts within the scope of Topic 470 Debt should be accounted for by prospectively adjusting the effective interest rate. The Company does not expect ASU No. 2020-04 to have a significant impact on its financial statements.
2. Dispositions
On June 30, 2021, the Company's Board of Directors approved a stock purchase agreement, which was subsequently entered into by the Company on July 1, 2021, for the sale of all of the outstanding capital stock of Taco Cabana, Inc., including nearly all related assets and liabilities, for a cash purchase price of $85.0 million subject to reduction for (i) closing adjustments of approximately $4.6 million and (ii) certain other working capital adjustments as set forth in the stock purchase agreement. The transaction was completed August 16, 2021.
The assets and liabilities of Taco Cabana that were sold are classified as current assets held for sale, non-current assets held for sale, current liabilities held for sale, and non-current liabilities held for sale, respectively, in the consolidated balance sheets as of January 3, 2021 and December 29, 2019. Taco Cabana assets and liabilities that are retained by the Company are not classified as held for sale.
All revenues, costs and expenses and income taxes attributable to Taco Cabana have been aggregated within loss from discontinued operations, net of tax, in the consolidated statements of operations for all periods presented. No amounts for shared general and administrative operating support expense were allocated to discontinued operations. As required by the terms of the new senior credit facility, the proceeds from the sale were used to fully repay Fiesta's outstanding term loan borrowings. The early repayment was subject to a 103% loan prepayment premium. The interest expense and the amortization of discount and debt issuance costs of the term loan portion of the new senior credit facility are included within loss from discontinued operations, net of tax.
Upon completion of the sale of Taco Cabana, the Company began providing certain services to Taco Cabana subject to a transition service agreement which is expected to continue for up to 120 days. The Company retained certain closed Taco Cabana restaurant leases, including the associated operating lease right-of-use assets and operating lease liabilities. The Company also retained liability for Taco Cabana's accrued worker's compensation and general liability claims for periods prior to the sale. These liabilities are recognized in other current liabilities and other non-current liabilities in the consolidated balance sheets. As there are estimates and assumptions inherent in recording these insurance liabilities, including the ability to estimate the future development of incurred claims based on historical trends or the severity of the claims, differences between actual future events and prior estimates and assumptions could result in adjustments to these liabilities.

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

A summary of assets and liabilities of the discontinued operations is as follows:

	January 3, 2021	December 29, 2019
Carrying amount of major classes of assets included as part of discontinued operations:
Accounts receivable	$3,951	$3,522
Inventories	2,104	1,935
Prepaid expenses and other current assets	2,423	4,100
Total current assets of the disposal group classified as held for sale	8,478	9,557
Property and equipment, net	63,214	80,054
Operating lease right-of-use assets	96,639	105,082
Other assets	170	211
Total non-current assets of the disposal group classified as held for sale	160,023	185,347
Total assets of the disposal group classified as held for sale	$168,501	$194,904

Carrying amount of major classes of liabilities included as part of discontinued operations:
Current portion of long-term debt	$199	$168
Accounts payable	5,014	5,593
Accrued liabilities	9,363	8,965
Other current liabilities	12,649	16,233
Total current liabilities of the disposal group classified as held for sale	27,225	30,959
Long-term debt, net of current portion	740	929
Operating lease liabilities	93,970	103,151
Deferred tax liabilities	1,840	388
Other non-current liabilities	1,773	93
Total non-current liabilities of the disposal group classified as held for sale	98,323	104,561
Total liabilities of the disposal group classified as held for sale	$125,548	$135,520

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

A summary of the results of the discontinued operations is as follows:

	Year Ended
	January 3, 2021	December 29, 2019	December 30, 2018
Major classes of line items constituting pretax loss of discontinued operations:
Revenues:
Total revenues	$239,445	$297,470	$312,401
Costs and expenses:
Cost of sales	70,433	92,334	95,904
Restaurant wages and related expenses (including stock-based compensation expense of $127, $125, and $56, respectively)	74,817	94,269	101,106
Restaurant rent expense	22,588	25,755	18,577
Other restaurant operating expenses	34,357	41,623	48,684
General and administrative (including stock-based compensation expense of $603, $329, and $368, respectively)	13,229	14,290	13,693
Depreciation and amortization	16,197	17,009	15,147
Pre-opening costs	69	592	783
Goodwill impairment	—	67,909	—
Other income and expense items that are not major	10,133	24,994	16,402
Total operating expenses	241,823	378,775	310,296
Income (loss) from operations	(2,378)	(81,305)	2,105
Interest expense	4,464	3,547	3,691
Loss on extinguishment of debt	1,241	—	—
Loss from discontinued operations before income taxes	(8,083)	(84,852)	(1,586)
Provision for (benefit from) income taxes	(1,258)	(2,461)	(2,482)
Income (loss) from discontinued operations, net of tax	$(6,825)	$(82,391)	$896

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

A summary of significant investing activity and non-cash operating, investing, and financing activity of the discontinued operations from the consolidated statements of cash flows is as follows:

	Year Ended
	January 3, 2021	December 29, 2019	December 30, 2018
Non-cash operating activities:
Loss (gain) on disposals of property and equipment, net	$(551)	$21	$(742)
Stock-based compensation	730	454	424
Impairment and other lease charges	1,116	13,086	7,557
Goodwill impairment	—	67,909	—
Loss on extinguishment of debt	1,241	—	—
Depreciation and amortization	16,197	17,009	15,147

Investing activities:
Capital expenditures:
New restaurant development	$(854)	$(4,065)	$(9,105)
Restaurant remodeling	(745)	(919)	(531)
Other restaurant capital expenditures	(4,728)	(9,266)	(15,307)
Corporate and restaurant information systems	(1,559)	(3,875)	(3,943)
Total capital expenditures	(7,886)	(18,125)	(28,886)
Proceeds from disposals of properties	4,305	—	1,388
Proceeds from sale-leaseback transactions	3,966	—	—
Proceeds from insurance recoveries	—	—	983
Net cash provided by (used in) investing activities – discontinued operations	$385	$(18,125)	$(26,515)

Supplemental cash flow disclosures:
Interest paid on long-term debt (including capitalized interest of $57, $247 and $377, respectively)	$4,001	$4,198	$3,348

Supplemental cash flow disclosures of non-cash investing and financing activities:
Accruals for capital expenditures	$1,027	$1,510	$1,067
Accruals for financing costs associated with debt	277	—	—
Right-of-use assets obtained in exchange for lease liabilities:
Operating lease ROU assets	18,466	6,456	—
Finance lease ROU assets/capital lease obligations incurred	33	304	—
Right-of-use assets and lease liabilities reduced for terminated leases:
Operating lease ROU assets	953	794	—
Operating lease liabilities	1,217	1,054	—
Operating lease right-of-use assets obtained and lease liabilities incurred as a result of adoption of ASC 842:
Operating lease ROU assets	—	112,905	—
Operating lease liabilities	—	122,441	—

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

3. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets, consist of the following:

	January 3, 2021	December 29, 2019
Prepaid contract expenses	$4,138	$4,144
Assets held for sale(1)	—	1,622
Other	1,508	1,079
	$5,646	$6,845
(1)     As of December 29, 2019, one closed Pollo Tropical restaurant property owned by the Company was classified as held for sale within prepaid expenses and other current assets on the consolidated balance sheet.
4. Property and Equipment
Property and equipment consisted of the following:

	January 3, 2021	December 29, 2019
Land and land improvements	$1,264	$12,851
Owned buildings	—	8,385
Leasehold improvements (1)	128,918	123,172
Equipment	118,988	119,594
Assets subject to finance leases	1,159	1,172
	250,329	265,174
Less accumulated depreciation and amortization	(152,462)	(133,284)
	$97,867	$131,890
(1)    Leasehold improvements include the cost of new buildings constructed on leased land.
Assets subject to finance leases primarily pertain to buildings leased for certain restaurant locations and fleet vehicles, and had accumulated amortization at January 3, 2021, and December 29, 2019, of $0.5 million and $0.5 million, respectively.
During the year ended January 3, 2021, the Company sold eight properties, including five properties as a part of sale-leaseback transactions. The net proceeds of the sales were $18.5 million and resulted in a net gain of $(3.3) million, which is included within other expense (income), net on the consolidated statement of operations.
Depreciation and amortization expense for all property and equipment for the years ended January 3, 2021; December 29, 2019; and December 30, 2018, was $22.0 million, $22.2 million, and $22.5 million, respectively.
5. Goodwill
The Company is required to review goodwill for impairment annually or more frequently when events and circumstances indicate that the carrying amount may be impaired. If the determined fair value of goodwill is less than the related carrying amount, an impairment loss is recognized. The Company performs its annual impairment assessment as of the last day of the fiscal year and has determined its reporting unit to be its operating segment, Pollo Tropical.
There were no changes in goodwill or goodwill impairment losses recorded for the Pollo Tropical reporting unit during the years ended January 3, 2021, December 29, 2019 and December 30, 2018.
In performing its goodwill impairment test as of December 30, 2018, the Company compared the net book values of its reporting unit to its estimated fair value, the latter determined by employing an income-based discounted cash flow analysis approach and a market-based approach, which was corroborated with other value indicators where available, such as comparable company earnings multiples.

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

As of June 30, 2019, the Company determined that a triggering event had occurred due to a sustained decrease in the market price of the Company's common stock. In response to the triggering event, the Company performed a quantitative impairment test for the Pollo Tropical reporting unit. Fair value for the reporting unit was determined using a combination of the income-based approach and two market-based approaches. Based on the impairment test analysis, the fair value of the Pollo Tropical reporting unit substantially exceeded its carrying amount. In the second quarter of 2019, the Company early adopted ASU 2017-04, which eliminates Step 2 from the goodwill impairment test, and requires recognition of an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value, limited to the carrying value of the reporting unit's goodwill.
In addition, in response to a further decrease in the market price of the Company's common stock and lower than expected profitability in the third quarter of 2019, the Company performed a quantitative impairment test for the Pollo Tropical reporting unit as of September 29, 2019. Based on the impairment test analysis, which utilized the same approach used in the second quarter of 2019, the fair value of the Pollo Tropical reporting unit continued to substantially exceed its carrying amount.
The Company's annual goodwill impairment assessments as of January 3, 2021, and December 29, 2019, were performed using a qualitative assessment, which included examining key events and circumstances affecting fair value and indicated that it is more likely than not that the Pollo Tropical reporting unit's fair value is greater than its carrying value. There were no changes in goodwill or goodwill impairment losses for the Pollo Tropical reporting unit recorded during the years ended January 3, 2021 and December 29, 2019.
A summary of changes in goodwill during the twelve months ended January 3, 2021, is as follows:

	January 3, 2021	December 29, 2019	December 30, 2018
Goodwill, gross	$56,307	$56,307	$56,307
Accumulated impairment losses	—	—	—
Goodwill	$56,307	$56,307	$56,307

6. Impairment of Long-Lived Assets and Other Lease Charges
The Company reviews its long-lived assets, principally property and equipment and lease ROU assets, for impairment at the restaurant level. The Company has elected to exclude operating lease payments and liabilities from future cash flows and carrying values, respectively, in its impairment review. In addition to considering management's plans, known regulatory or governmental actions and damage due to acts of God (hurricanes, tornadoes, etc.), the Company considers a triggering event to have occurred related to a specific restaurant if the restaurant's cash flows, exclusive of operating lease payments, for the last twelve months are less than a minimum threshold or if consistent levels of cash flows for the remaining lease period are less than the carrying value of the restaurant's assets. If an indicator of impairment exists for any of its assets, an estimate of undiscounted future cash flows, exclusive of operating lease payments, over the life of the primary asset for each restaurant is compared to that long-lived asset group's carrying value, excluding operating lease liabilities. If the carrying value is greater than the undiscounted cash flow, the Company then determines the fair value of the asset and if an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value. There is uncertainty in the projected undiscounted future cash flows used in the Company's impairment review analysis. If actual performance does not achieve the projections, the Company may recognize impairment charges in future periods, and such charges could be material. Prior to the adoption of ASC 842 on December 31, 2018, for closed restaurant locations, the Company reviewed the future minimum lease payments and related ancillary costs from the date of the restaurant closure to the end of the remaining lease term and recorded a lease charge for the lease liabilities to be incurred, net of any estimated sublease recoveries.

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

A summary of impairment on long-lived assets and other lease charges (recoveries) is as follows:

	Year Ended
	January 3, 2021	December 29, 2019	December 30, 2018
Impairment of long-lived assets	$7,318	$775	$13,094
Other lease charges (recoveries)	705	(760)	493
	$8,023	$15	$13,587
In December 2018, based on a restaurant portfolio examination, the Company closed 14 Pollo Tropical restaurants. Additionally, the Company closed one Pollo Tropical restaurant in the first quarter of 2020 as a result of a lease termination, one Pollo Tropical restaurant as the result of the sale of a property and two Pollo Tropical restaurants as a result of a limited restaurant portfolio review in the third quarter of 2020.
Impairment charges in 2020, which also included right-of-use asset impairment, were related primarily to three underperforming Pollo Tropical restaurants, two of which were closed in the third quarter of 2020, for which continued sales declines coupled with the impact of expected sales declines resulted in a decrease in the estimated future cash flows. Additionally, impairment charges consisted of the write-down of saucing islands and self-service soda machines that were removed from Pollo Tropical dining rooms as a result of COVID-19 and the write-down of assets held for sale to their fair value less costs to sell. Other lease charges in 2020 related primarily to lease termination charges of $0.9 million for Pollo Tropical restaurant locations the Company decided not to develop, net of a gain from lease terminations of $(0.2) million.
Impairment charges in 2019, which also included right-of-use asset impairment, were related primarily to previously closed Pollo Tropical restaurants. Net lease charge recoveries in 2019 were related primarily to lease terminations for previously closed restaurants.
Impairment charges in 2018 were related primarily to 14 Pollo Tropical restaurants that were closed in 2018, two of which were initially impaired in 2017, and one Pollo Topical restaurant the Company continued to operate. Other lease charges, net of recoveries, in 2018 were related primarily to restaurants that were closed in 2018 as well as previously closed restaurants.
The Company determined the fair value of restaurant equipment, for those restaurants reviewed for impairment, based on current economic conditions, the Company's history of using these assets in the operation of its business and the Company's expectation of how a market participant would value the assets. In addition, for those restaurants reviewed for impairment where the Company owns the land and building, the Company utilized third-party information such as a broker quoted value to determine the fair value of the property. The Company also utilized discounted future cash flows to determine the fair value of assets for certain leased restaurants with positive discounted projected future cash flows. The Company utilized current market lease rent and discount rates to determine the fair value of right-of-use lease assets. These fair value asset measurements rely on significant unobservable inputs and are considered Level 3 in the fair value hierarchy. The Level 3 assets measured at fair value associated with impairment charges recorded during the twelve months ended January 3, 2021, and December 29, 2019, totaled $2.2 million and less than $0.1 million, respectively.
7. Other Liabilities
Other current liabilities consist of the following:

	January 3, 2021	December 29, 2019
Operating lease liabilities	$9,715	$9,203
Accrued workers' compensation and general liability claims	3,619	4,354
Sales and property taxes	1,209	909
Accrued occupancy costs	269	630
Other	2,258	940
	$17,070	$16,036

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

Other non-current liabilities consist of the following:

	January 3, 2021	December 29, 2019
Accrued workers' compensation and general liability claims	$6,791	$7,348
Accrued payroll taxes(1)	1,318	—
Deferred compensation	491	424
Other	1,157	540
	$9,757	$8,312
(1) Includes employer Social Security payroll tax deferred as a result of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act").

The following table presents the activity in the closed restaurant reserve, which is included within other current liabilities on the consolidated balance sheets at January 3, 2021 and December 29, 2019.

	Year Ended
	January 3, 2021	December 29, 2019
Balance, beginning of period	$528	$6,152
Payments, net	(178)	(1,242)
Other adjustments(1)	(187)	(4,382)
Balance, end of period	$163	$528
(1)     As a result of adopting ASC 842 on December 31, 2018, the portion of the closed restaurant reserve related to operating lease rental payments totaling $3.9 million was reclassified and included as a component of the related ROU assets during the twelve months ended December 29, 2019. The portion of the closed restaurant reserve related to variable ancillary lease costs was not reclassified and was not included as a reduction to ROU assets.
8. Leases
The Company utilizes land and buildings in its operations under various operating and finance lease agreements. The Company does not consider any one of these individual leases material to the Company's operations. Initial lease terms are generally for 20 years and, in many cases, provide for renewal options and in most cases rent escalations. As of January 3, 2021, the Company's leases have remaining lease terms of 0.9 years to 21.4 years. Some of the Company's leases include options to extend the lease for up to 40 years. Certain leases require contingent rent, determined as a percentage of sales as defined by the terms of the applicable lease agreement. For most locations, the Company is obligated for occupancy related costs including payment of property taxes, insurance and utilities. Variable lease payments included in rent expense consist of such contingent rent, certain rent payments based on changes in an index and certain occupancy related costs, such as variable common area maintenance expense and property taxes. The Company is not subject to residual value guarantees under any of the lease agreements. Many of the Company's real estate leases contain usage restrictions, but its leases do not contain financial covenants and restrictions.
During fiscal 2020, the Company completed five sale-leaseback transactions with third parties, with transactions for two Pollo Tropical properties occurring in the third quarter of 2020 and transactions for three Pollo Tropical properties occurring in the fourth quarter of 2020. The sale-leaseback transactions do not provide for any continuing involvement by the Company other than normal leases where the Company intends to use the property during the lease term. The net proceeds of the sales were $13.3 million which resulted in a net gain of $2.7 million which is included within other expense (income), net on the consolidated statement of operations. The leases have initial terms of 20 years plus renewal options and have been accounted for as operating leases.

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

Lease expense consisted of the following:

	Year Ended
	January 3, 2021	December 29, 2019
Operating lease cost	$26,026	$23,803

Finance lease costs:
Amortization of right-of-use assets	$98	$67
Interest on lease liabilities	136	137
Total finance lease costs	$234	$204

Variable lease costs	$6,999	$6,074
Sublease income	(4,853)	(3,499)
Total lease costs	$28,406	$26,582
Supplemental balance sheet information related to leases is as follows:

	January 3, 2021	December 29, 2019
Operating Leases
Operating lease right-of-use assets	$164,665	$146,190

Other current liabilities	$9,715	$9,203
Operating lease liabilities	174,116	153,647
Total operating lease liabilities	$183,831	$162,850

Finance Leases
Property and equipment, gross	$1,159	$1,172
Accumulated amortization	(496)	(461)
Property and equipment, net	$663	$711

Current portion of long-term debt	$66	$44
Long-term debt, net of current portion	853	894
Total finance lease liabilities	$919	$938

Weighted Average Remaining Lease Term (in Years)
Operating leases	12.0	13.2
Finance leases	9.0	9.7

Weighted Average Discount Rate
Operating leases	7.71%	7.75%
Finance leases	14.62%	13.65%

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

Supplemental cash flow information related to leases is as follows:

	Year Ended
	January 3, 2021	December 29, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$26,078	$20,802
Operating cash flows for finance leases	136	137
Financing cash flows for finance leases	60	26

Right-of-use assets obtained in exchange for lease liabilities:
Operating lease ROU assets	19,150	6,198
Finance lease ROU assets	—	191

Right-of-use assets and lease liabilities reduced for terminated leases:
Operating lease ROU assets	1,773	3,578
Operating lease liabilities	1,971	4,072

Operating lease right-of-use assets obtained and liabilities incurred as a result of adoption of ASC 842:
Operating lease ROU assets	—	154,838
Operating lease liabilities	—	168,932
Maturities of lease liabilities were as follows:

	Operating Leases	Finance Leases
2021	$23,367	$187
2022	25,130	200
2023	23,769	194
2024	22,461	158
2025	21,714	162
Thereafter	182,300	713
Total lease payments	298,741	1,614
Less amount representing interest	(114,910)	(695)
Total discounted lease liabilities	183,831	919
Less current portion	(9,715)	(66)
Long-term portion of lease liabilities	$174,116	$853

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

The Company subleases land and buildings related to closed restaurant locations and a closed office location under various operating sublease agreements. Initial sublease terms are generally for the period of time remaining on the head lease term and, in some cases, subleases provide for renewal options and in most cases rent escalations. As of January 3, 2021, the Company's subleases have remaining sublease terms of 1.3 years to 16.5 years. Some of the Company's subleases include options to extend the lease for up to 25 years. Variable lease payments included in sublease income consist of certain occupancy related costs, such as variable common area maintenance expense and property taxes where the Company makes the real estate payment and is reimbursed by the lessee. The sublease agreements do not include residual value guarantees. Consistent with the Company's real estate leases, many of the subleases contain usage restrictions, but its subleases do not contain financial covenants and restrictions.
The undiscounted cash flows to be received under operating subleases were as follows:

Operating Leases
2021	$4,564
2022	4,531
2023	4,527
2024	4,560
2025	4,663
Thereafter	38,389
Total	$61,234
Total rent expense on operating leases, including contingent rentals, prior to the adoption of ASC 842 was as follows:

Year Ended
December 30, 2018
Minimum rent on real property, excluding rent included in pre-opening costs	$17,320
Additional rent based on percentage of sales	137
Restaurant rent expense	17,457
Rent included in pre-opening costs	507
Administrative and equipment rent	543
$18,507
9. Long-Term Debt
Long-term debt at January 3, 2021 and December 29, 2019, consisted of the following:

	January 3, 2021	December 29, 2019
Term loan facility	$75,000	$—
Revolving credit facility	—	75,000
Finance leases	919	938
	75,919	75,938
Less: current portion of long-term debt	(816)	(44)
Less: unamortized discount and debt issuance costs	(3,515)	—
	$71,588	$75,894
New Senior Credit Facility. On November 23, 2020, the Company terminated its former senior secured revolving credit facility, referred to as the "former senior credit facility," and entered into a new senior secured credit facility among the Company and the lenders, which is referred to as the "new senior credit facility." The new senior credit facility is comprised of a term loan facility (the "term loan facility") of $75.0 million and a revolving credit facility (the "revolving credit facility") of up to $10.0 million and matures on November 23, 2025. The new senior credit facility also provides for potential incremental

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

term loan borrowing increases of up to $37.5 million in the aggregate, subject to, among other items, compliance with a minimum Total Leverage Ratio and other terms specified in the new senior credit facility. On January 3, 2021, there were $75.0 million in outstanding borrowings, subject to an original issue discount, under the term loan facility and no borrowings under the revolving credit facility.
Under the new senior credit facility, the Company must repay the unpaid principal amount of the term loan facility quarterly which commences on March 31, 2021, in an amount equal to 0.25% of the aggregate principal amount of the term loan facility on the effective date of the new senior credit facility, resulting in annual mandatory principal repayments of $0.8 million.
The new senior credit facility provides that the Company must maintain minimum Liquidity (as defined in the new senior credit facility) of $20.0 million (the "Liquidity Threshold") until January 3, 2022. The new senior credit facility also provides that the Company is not required to be in compliance with the Total Leverage Ratio under the new senior credit facility until January 3, 2022, or the date in which Liquidity is less than the Liquidity Threshold. The Company will be permitted to exercise equity cure rights with respect to compliance with the Total Leverage Ratio subject to certain restrictions as set forth in the new senior credit facility.
Borrowings under the new senior credit facility bear interest at a rate per annum, at the Company's option, equal to either (all terms as defined in the new senior credit facility):
1)    the Base Rate plus the Applicable Margin of 6.75% with a minimum Base Rate of 2.00%, or
2)    the LIBOR (or Benchmark Replacement) Rate plus the Applicable Margin of 7.75%, with a minimum LIBOR (or Benchmark Replacement) Rate of 1.00%.
In addition, the new senior credit facility requires the Company to pay a commitment fee of 0.50% per annum on the daily amount of the unused portion of the revolving credit facility.
The outstanding borrowings under the revolving credit facility are prepayable without penalty or premium (other than customary breakage costs). The outstanding borrowings under the term loan facility are voluntarily prepayable by the Company, and the new senior credit facility requires that proceeds received when certain prepayment events (as defined in the new senior credit facility) occur must be used to reduce the outstanding revolver and term loan borrowings under the new senior credit facility. Voluntary and mandatory prepayments of the term loan facility are subject to payment of an Applicable Premium as defined under the new senior credit facility.
The Company's new senior credit facility contains customary default provisions, including without limitation, a cross default provision pursuant to which it is an event of default under this facility if there is a default under any of the Company's indebtedness having an outstanding principal amount in excess of $5.0 million which results in the acceleration of such indebtedness prior to its stated maturity or is caused by a failure to pay principal when due.
The new senior credit facility contains certain covenants, including, without limitation, those limiting the Company's ability to, among other things, incur indebtedness, incur liens, sell or acquire assets or businesses, change the character of its business in any material respects, engage in transactions with related parties, make certain investments, make certain restricted payments or pay dividends.
The Company's obligations under the new senior credit facility are secured by all of the Company's and its subsidiaries assets (including a pledge of all of the capital stock and equity interests of our subsidiaries).
Under the new senior credit facility, the lenders may terminate their obligation to advance and may declare the unpaid balance of borrowings, or any part thereof, immediately due and payable upon the occurrence and during the continuance of customary defaults which include, without limitation, payment default, covenant defaults, bankruptcy type defaults, defaults on other indebtedness, certain judgments or upon the occurrence of a change of control (as specified in the new senior credit facility).
As of January 3, 2021, the Company was in compliance with the financial covenants under its new senior credit facility. At January 3, 2021, $10.0 million was available for borrowing under the revolving credit facility.

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

At January 3, 2021, principal payments required on borrowings under the new senior credit facility over each of the following five years are as follows:

Term Loan
2021	$750
2022	750
2023	750
2024	750
2025	72,000
Total	$75,000
Interest expense on the Company's long-term debt, was $4.7 million, $3.7 million and $3.9 million, of which $4.5 million, $3.5 million, and $3.7 million was included in income (loss) from discontinued operations, for the years ended January 3, 2021; December 29, 2019; and December 30, 2018, respectively.
Former Amended Senior Credit Facility. On July 10, 2020, the Company entered into the Second Amendment to Credit Agreement (the former credit agreement as amended, the "former amended senior credit facility") among the Company and a syndicate of lenders. The former amended senior credit facility was scheduled to mature on November 30, 2022. The former amended senior credit facility included adjustments to the Adjusted Leverage Ratio and Fixed Charge Coverage Ratio (each as amended and defined in the former amended senior credit facility) that were more reflective of the then-current sales and profit trends. Until its termination in November 2020, the only applicable financial covenants under the Company's former amended senior credit facility that required compliance were a minimum liquidity covenant and a maximum capital expenditure covenant discussed below. The former amended senior credit facility reduced the aggregate maximum commitments available for revolving credit borrowings (including standby letters of credit) under the former amended senior credit facility from $150.0 million to $95.0 million in a phased reduction beginning with a $30.0 million permanent reduction that occurred on July 10, 2020. The former amended senior credit facility was terminated on November 23, 2020 and replaced with the new senior credit facility discussed above.
The former amended senior credit facility provided that the Company was not required to be in compliance with the Adjusted Leverage Ratio and Fixed Charge Coverage Ratio under the former amended senior credit facility from July 10, 2020 through April 3, 2021. The former amended senior credit facility also provided that the Company maintain minimum liquidity (as defined and provided in the former amended senior credit facility, generally unrestricted cash plus available borrowings under the former amended senior credit facility).
Borrowings under the former amended senior credit facility bore interest at a rate per annum, at the Company's option, equal to either (all terms as defined in the former amended senior credit facility):
1)    the Alternate Base Rate plus the Applicable Rate of 4.00% with a minimum Alternate Base Rate of 2.00%, or
2)    the Adjusted LIBOR Rate plus the Applicable Rate of 5.00% with a minimum Adjusted LIBOR Rate of 1.00%.
In addition, the former amended senior credit facility required the Company to pay (i) a commitment fee of 0.50% per annum on the daily amount of the unused portion of the facility and (ii) a letter of credit participation fee based on the applicable LIBOR margin and the dollar amount of outstanding letters of credit.
Former Senior Credit Facility. The former senior credit facility was entered into in November 2017, provided for aggregate revolving credit borrowings of up to $150.0 million (including up to $15.0 million available for letters of credit) and was scheduled to mature on November 30, 2022. The former senior credit facility also provided for potential incremental increases of up to $50.0 million to the revolving credit borrowings available under the former senior credit facility. The former senior secured credit facility was amended on July 10, 2020 before being terminated on November 23, 2020 and replaced with the new senior credit facility discussed above.

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

Borrowings under the former senior credit facility bore interest at a per annum rate, at the Company's option, equal to either (all terms as defined in the former senior credit facility agreement):
1)     the Alternate Base Rate plus the applicable margin of 0.75% to 1.50% based on the Company's Adjusted Leverage Ratio, or
2)     the LIBOR Rate plus the applicable margin of 1.75% to 2.50% based on the Company's Adjusted Leverage Ratio.
In addition, the former senior credit facility required the Company to pay (i) a commitment fee based on the applicable Commitment Fee rate of 0.25% to 0.35%, based on the Company's Adjusted Leverage Ratio and the unused portion of the facility and (ii) a letter of credit participation fee based on the applicable LIBOR margin and the dollar amount of outstanding letters of credit.
The Company recognized a loss on extinguishment of debt totaling $1.2 million for unamortized deferred financing costs related to the capacity reduction and termination of its former senior credit facility included in income (loss) from discontinued operations for the year ended January 3, 2021.
10. Income Taxes
The Company's income tax provision (benefit) was comprised of the following:

	Year Ended
	January 3, 2021	December 29, 2019	December 30, 2018
Current:
Federal	$(8,092)	$(1,581)	$(4,770)
Foreign	278	336	355
State	137	19	16
	(7,677)	(1,226)	(4,399)
Deferred:
Federal	2,259	2,617	3,812
State	(582)	767	355
	1,677	3,384	4,167
Valuation allowance	(1,044)	9,672	(58)
	$(7,044)	$11,830	$(290)

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

Deferred income taxes reflect the effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred income tax assets and liabilities at January 3, 2021, and December 29, 2019, were as follows:

	January 3, 2021	December 29, 2019
Deferred income tax assets:
Accrued vacation benefits	$471	$482
Incentive compensation	1,266	894
Other accruals	2,124	2,285
Operating lease liabilities	46,462	40,721
Occupancy costs	41	132
Tax credit carryforwards	1,105	1,227
Other	2,024	679
Gross deferred income tax assets	53,493	46,420
Deferred income tax liabilities:
Right-of-use operating lease assets	(41,038)	(36,434)
Property and equipment depreciation	(3,115)	(3,123)
Amortization of other intangibles, net	(52)	(53)
Cloud-based software deferred costs	(1,159)	(1,059)
Other	(237)	(220)
Gross deferred income tax liabilities	(45,601)	(40,889)
Less: Valuation allowance	(10,161)	(9,902)
Net deferred income tax liabilities	$(2,269)	$(4,371)
The Company establishes a valuation allowance to reduce the carrying amount of deferred income tax assets when it is more likely than not that it will not realize some portion or all of the tax benefit of its deferred tax assets. The Company evaluates whether its deferred income tax assets are probable of realization on a quarterly basis. In performing this analysis, the Company considers all available positive and negative evidence including historical operating results, the estimated timing of future reversals of existing taxable temporary differences and, when appropriate, estimated future taxable income exclusive of reversing temporary differences and carryforwards. In 2019, the Company determined that it was more likely than not that its deferred tax assets would not be fully realized in future periods and established a valuation allowance of $6.2 million against federal deferred tax assets and $3.1 million against state deferred tax assets. At January 3, 2021, and December 29, 2019, the Company had a valuation allowance of $10.2 million and $9.9 million, respectively, against deferred income tax assets where it was determined to be more likely than not that the deferred income tax assets will not be realized through the reversal of existing deferred tax liabilities. The valuation allowance increased $0.3 million in 2020 as a result of changes in the Company's deferred tax assets and liabilities and $9.3 million in 2019 as a result of establishing a valuation allowance in the fourth quarter of 2019. The Company's income tax provision (benefit) also includes a $(0.7) million benefit in 2020 and a $0.4 million provision in 2019 resulting from changes in tax laws or rates and changes in judgement about the realization of deferred tax assets related to discontinued operations. The Company's ability to utilize deferred income tax assets and estimate future taxable income for federal and state purposes can significantly change based on future events and operating results.

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

The Company's effective tax rate was 67.5%, 120.3%, and (4.4)% for the years ended January 3, 2021; December 29, 2019; and December 30, 2018, respectively. A reconciliation of the statutory federal income tax provision (benefit) to the effective tax provision (benefit) was as follows:

	Year Ended
	January 3, 2021	December 29, 2019	December 30, 2018
Statutory federal income tax provision (benefit)	$(2,190)	$2,065	$1,386
State income taxes, net of federal benefit	(351)	621	293
Change in valuation allowance	(1,044)	9,672	(58)
Change in federal income tax rate and tax methods	(3,846)	(716)	(1,869)
Net share-based compensation-tax benefit deficiencies	276	201	129
Non-deductible expenses	122	124	32
Foreign taxes	278	336	355
Employment tax credits	(158)	(176)	(534)
Foreign tax credits/deductions	(241)	(71)	(75)
Other	110	(226)	51
	$(7,044)	$11,830	$(290)
Tax Law Changes. In 2018, in conjunction with a cost segregation study conducted prior to filing its 2017 federal income tax return, the Company changed the depreciation method for certain assets for federal income tax purposes to accelerate tax deductions. Changes in the Company's 2017 federal income tax return from the amounts recorded as of December 31, 2017 were primarily the result of changing the depreciable lives of assets for federal income tax purposes. These changes allowed the Company to record an incremental benefit of $1.9 million during the twelve months ended December 30, 2018.
On March 27, 2020, the CARES Act was signed into law. The CARES Act includes provisions that allow net operating losses in 2018, 2019, and 2020 to be carried back for up to five years and eliminates the 80% taxable income limitation on net operating loss deductions for 2018 through 2020. The CARES Act also includes technical amendments that are retroactive to 2018 which permit certain assets to be classified as qualified improvement property and expensed immediately. These changes allowed the Company to record an incremental benefit of $3.8 million, which represents the impact of carrying net operating losses from 2018 and 2019 back to years with a higher federal corporate income tax rate as well as reclassifying certain assets as qualified improvement property and other changes to depreciation methods for certain assets made in conjunction with a cost segregation study conducted prior to filing the Company's 2019 federal income tax return in 2020.
The Company recognizes interest and/or penalties related to uncertain tax positions in income tax expense. As of January 3, 2021, and December 29, 2019, the Company had no unrecognized tax benefits and no accrued interest related to uncertain tax positions.
The Company has deferred tax benefits of $0.6 million related to employment tax credits which, if unutilized after various times beginning in 2038, will have a reduced value of $0.1 million. The Company also has a deferred tax benefit of $0.2 million (for which a valuation allowance has been established) related to a Florida net operating loss carryforward that has no expiration date.
The Company is currently under examination by the Internal Revenue Service for the tax years 2015–2017. It is not currently under examination by any other taxing jurisdictions. The tax years 2013–2020 remain open to examination by the taxing jurisdictions to which the Company is subject. Although it is not reasonably possible to estimate the amount by which unrecognized tax benefits may increase within the next twelve months due to uncertainties regarding the timing of any examinations, the Company does not expect unrecognized tax benefits to significantly change in the next twelve months.

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

11. Stockholders' Equity
Purchase of Treasury Stock
In 2018, the Company's board of directors approved a share repurchase program for up to 1,500,000 shares of the Company's common stock. In 2019, the Company's board of directors approved increases to the share repurchase program of an additional 1,500,000 shares of the Company's common stock for an aggregate approval of 3,000,000 shares of the Company's common stock. Under the share repurchase program, shares may be repurchased from time to time in open market transactions at prevailing market prices, in privately negotiated transactions or by other means in accordance with federal securities laws, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The share repurchase program has no time limit and may be modified, suspended, superseded or terminated at any time by the Company's board of directors. The Company repurchased 500,000 shares of common stock valued at approximately $3.7 million and 1,381,137 shares of common stock valued at approximately $14.3 million during the twelve months ended January 3, 2021, and December 29, 2019, respectively. The shares repurchased in 2020 were purchased on or before March 12, 2020. The repurchased shares are held as treasury stock at cost. The Company's new senior credit facility prohibits share repurchases, and the Company currently does not intend to repurchase additional shares of its common stock for the foreseeable future.
Stock-Based Compensation
The Company established the Fiesta Restaurant Group, Inc. 2012 Stock Incentive Plan (the "Fiesta Plan") in order to be able to compensate its employees and directors by issuing stock options, stock appreciation rights, or stock awards to them under this plan. The aggregate number of shares of stock authorized for grants or awards under the Fiesta Plan is 3,300,000. As of January 3, 2021, there were 676,853 shares available for future grants or awards under the Fiesta Plan.
During the years ended January 3, 2021; December 29, 2019; and December 30, 2018, the Company granted certain employees, and in 2019 and 2018 a consultant, in the aggregate 422,446, 243,948, and 161,791 non-vested restricted shares, respectively, under the Fiesta Plan. Shares granted to employees during the years ended January 3, 2021; December 29, 2019; and December 30, 2018, vest and become non-forfeitable over a four-year vesting period. The shares granted to the consultant vest over a three-year vesting period. Additionally, during the year ended January 3, 2021, the Company granted certain employees 366,445 non-vested restricted shares that fully vest and become non-forfeitable after two years. The weighted average fair value at the grant date for restricted non-vested shares issued during the years ended January 3, 2021; December 29, 2019; and December 30, 2018, was $9.33 per share, $13.06 per share, and $18.70 per share, respectively.
During the years ended January 3, 2021; December 29, 2019; and December 30, 2018, the Company granted non-employee directors 79,260, 43,054, and 31,146 non-vested restricted shares, respectively, under the Fiesta Plan. The weighted average fair value at the grant date for restricted non-vested shares issued to directors during the twelve months ended January 3, 2021; December 29, 2019; and December 30, 2018, was $8.16 per share, $12.66 per share, and $20.71 per share, respectively. These shares vest and become non-forfeitable over a one-year vesting period, or for certain grants to new directors, over a five-year vesting period.
During the years ended December 29, 2019 and December 30, 2018, the Company also granted certain employees 15,348 and 112,169 restricted stock units, respectively, under the Fiesta Plan subject to continued service requirements and market performance conditions.
•During the year ended and December 30, 2018, the Company granted certain executives 112,169 restricted stock units which vest in three tranches over a three-year vesting period subject to continued service and attainment of specified share price of the Company's common stock. Each tranche vests by the end of a one-year period if the specified target stock price condition for that year is met. If the specified target stock price condition for any tranche is not met for the year, the cumulative unearned units will be rolled over to subsequent tranches on a pro rata basis. The number of shares into which these restricted stock units convert ranges from no shares, if the service and market performance conditions are not met, to 112,169 shares, if the service and market performance conditions are met in the third year. The weighted average fair value at grant date for the restricted stock units granted to executives in the year ended December 30, 2018 was $6.96 per share.
•During the year ended December 29, 2019, the Company granted a certain executive 15,348 restricted stock units, which vest in two tranches over a two-year vesting period subject to continued service and attainment of specified share price of the Company's common stock. Each tranche vests by the end of a one-year period if the specified target stock price condition for that year is met. If the specified target stock price condition for the first tranche is not met for the year, the cumulative unearned units will be rolled over to the subsequent tranche. The number of shares into which

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

these restricted stock units convert ranges from no shares, if the service and market performance conditions are not met, to 15,348 shares, if the service and market performance conditions are met in the last vesting period. The weighted average fair value at grant date for the restricted stock units granted in the year ended December 29, 2019 was $1.76 per share.
Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable requisite service period of the award (the vesting period) using the straight-line method, or for restricted stock units subject to market performance conditions using the accelerated method. Stock-based compensation expense from continuing operations for the years ended January 3, 2021; December 29, 2019; and December 30, 2018, was $2.8 million, $2.4 million, and $3.0 million, respectively. Stock-based compensation expense from discontinued operations for the years ended January 3, 2021; December 29, 2019; and December 30, 2018, was $0.7 million, $0.5 million, and $0.4 million, respectively. As of January 3, 2021, the total unrecognized stock-based compensation expense related to non-vested shares and restricted stock units was approximately $7.9 million. At January 3, 2021, the remaining weighted average vesting period for non-vested restricted shares was 2.3 years and restricted stock units was 0.2 years.
A summary of all non-vested restricted shares and restricted stock units activity for the year ended January 3, 2021, is as follows:

	Non-Vested Shares		Restricted Stock Units
	Shares	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value
Outstanding at December 29, 2019	355,605	$15.47	176,362	$9.42
Granted	868,151	9.22	—	—
Vested/Released	(179,805)	15.22	(747)	32.44
Forfeited	(52,275)	11.86	(25,030)	8.33
Outstanding at January 3, 2021	991,676	$10.26	150,585	$9.49
The fair value of the non-vested restricted shares and all other restricted stock units is based on the closing price on the date of grant. The fair value of the restricted stock units subject to market conditions was estimated using the Monte Carlo simulation method. The assumptions used to value grant restricted stock units subject to market conditions are detailed below:

	2019	2018
	Non-CEO Grant	Non-CEO Grant
Grant date stock price	$14.66	$18.70
Fair value at grant date	$1.76	$6.96
Risk free interest rate	2.53%	2.40%
Expected term (in years)	2	3
Dividend yield	—%	—%
Expected volatility	43.18%	41.49%
The fair value of the shares vested and released during the years ended January 3, 2021; December 29, 2019; and December 30, 2018, was $1.2 million, $1.8 million, and $2.5 million, respectively.

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

12. Business Segment Information
The Company owns, operates and franchises two restaurant brands, Pollo Tropical® and Taco Cabana®, each of which is an operating segment. Pollo Tropical restaurants feature fire-grilled and crispy citrus marinated chicken and other freshly prepared tropical-inspired menu items, while Taco Cabana restaurants specialize in Mexican-inspired food. The Taco Cabana operating segment is included in discontinued operations in the consolidated financial statements for all periods presented and is excluded from the segment information below.
Each segment's accounting policies are the same as those described in the summary of significant accounting policies in Note 1. The primary measure of segment profit or loss used by the chief operating decision maker to assess performance and allocate resources is Adjusted EBITDA, which is defined as earnings attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items for each segment that management believes are related to strategic changes and/or are not related to the ongoing operation of the Company's restaurants as set forth in the reconciliation table below. The Company has included the presentation of Adjusted EBITDA for all periods presented.
The "Other" column includes corporate-related items not allocated to reportable segments and consists primarily of corporate-owned property and equipment, lease assets, miscellaneous prepaid costs, capitalized costs associated with the issuance of indebtedness, corporate cash accounts, and a current income tax receivable. The "Other" column also includes corporate costs that were previously allocated to Taco Cabana and are not included in discontinued operations.

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

Year Ended	Pollo Tropical	Other	Continuing Operations
January 3, 2021:
Restaurant sales	$314,112	$—	$314,112
Franchise revenue	1,246	—	1,246
Cost of sales	100,080	—	100,080
Restaurant wages and related expenses(1)	74,328	—	74,328
Restaurant rent expense	22,773	—	22,773
Other restaurant operating expenses	47,354	469	47,823
Advertising expense	8,384	(5)	8,379
General and administrative expense(2)	28,622	11,226	39,848
Adjusted EBITDA	36,517	(10,526)	25,991
Depreciation and amortization	21,112	897	22,009
Capital expenditures	9,163	1,320	10,483
December 29, 2019:
Restaurant sales	$361,693	$—	$361,693
Franchise revenue	1,780	—	1,780
Cost of sales	115,119	—	115,119
Restaurant wages and related expenses(1)	84,909	—	84,909
Restaurant rent expense	22,050	—	22,050
Other restaurant operating expenses	49,768	506	50,274
Advertising expense	12,358	(5)	12,353
General and administrative expense(2)	31,023	10,882	41,905
Adjusted EBITDA	50,560	(10,589)	39,971
Depreciation and amortization	21,476	710	22,186
Capital expenditures	21,921	1,201	23,122
December 30, 2018:
Restaurant sales	$374,381	$—	$374,381
Franchise revenue	1,815	—	1,815
Cost of sales	123,042	—	123,042
Restaurant wages and related expenses(1)	87,025	—	87,025
Restaurant rent expense	17,457	—	17,457
Other restaurant operating expenses	51,757	387	52,144
Advertising expense	13,068	—	13,068
General and administrative expense(2)	29,621	11,211	40,832
Adjusted EBITDA	54,903	(10,579)	44,324
Depreciation and amortization	21,372	1,085	22,457
Capital expenditures	27,667	1,297	28,964
Identifiable Assets:
January 3, 2021	$311,905	$88,337	$400,242
December 29, 2019	340,012	33,725	373,737
(1)     Includes stock-based compensation expense of $73, $70 and $34 for the years ended January 3, 2021; December 29, 2019; and December 30, 2018, respectively.
(2) Includes stock-based compensation expense of $2,681, $2,320 and $3,011 for the years ended January 3, 2021; December 29, 2019; and December 30, 2018, respectively.

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

A reconciliation of consolidated net income (loss) to Adjusted EBITDA follows:

Year Ended	Pollo Tropical	Other	Continuing Operations
January 3, 2021:
Net loss			$(10,211)
Loss from discontinued operations, net of tax			6,825
Benefit from income taxes			(7,044)
Income (loss) from continuing operations before taxes	$2,557	$(12,987)	$(10,430)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	21,112	897	22,009
Impairment and other lease charges	8,023	—	8,023
Interest expense	2,405	(2,113)	292
Closed restaurant rent expense, net of sublease income	2,093	2,238	4,331
Other expense (income), net	(2,373)	275	(2,098)
Stock-based compensation expense in restaurant wages	73	—	73
Total non-general and administrative expense adjustments	31,333	1,297	32,630
General and administrative expense adjustments:
Stock-based compensation expense	1,652	1,029	2,681
Restructuring costs and retention bonuses	551	135	686
Digital and brand repositioning costs	424	—	424
Total general and administrative expense adjustments	2,627	1,164	3,791
Adjusted EBITDA	$36,517	$(10,526)	$25,991

December 29, 2019:
Net loss			$(84,386)
Loss from discontinued operations, net of tax			82,391
Provision for income taxes			11,830
Income (loss) from continuing operations before taxes	$20,300	$(10,465)	$9,835
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	21,476	710	22,186
Impairment and other lease charges	15	—	15
Interest expense	1,953	(1,628)	325
Closed restaurant rent expense, net of sublease income	3,260	—	3,260
Other expense (income), net	862	—	862
Stock-based compensation expense in restaurant wages	70	—	70
Total non-general and administrative expense adjustments	27,636	(918)	26,718
General and administrative expense adjustments:
Stock-based compensation expense	1,590	730	2,320
Restructuring costs and retention bonuses	827	64	891
Digital and brand repositioning costs	207	—	207
Total general and administrative expense adjustments	2,624	794	3,418
Adjusted EBITDA	$50,560	$(10,589)	$39,971

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

Year Ended:	Pollo Tropical	Other	Continuing Operations
December 30, 2018:
Net income			$7,787
Income from discontinued operations, net of tax			(896)
Benefit from income taxes			(290)
Income (loss) from continuing operations before taxes	$17,639	$(11,038)	$6,601
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	21,372	1,085	22,457
Impairment and other lease charges	13,587	—	13,587
Interest expense	1,920	(1,645)	275
Other expense (income), net	(1,225)	—	(1,225)
Stock-based compensation expense in restaurant wages	34	—	34
Total non-general and administrative expense adjustments	35,688	(560)	35,128
General and administrative expense adjustments:
Stock-based compensation expense	1,885	1,126	3,011
Board and shareholder matter costs	(328)	(269)	(597)
Restructuring costs and retention bonuses	196	162	358
Legal settlements and related costs	(177)	—	(177)
Total general and administrative expense adjustments	1,576	1,019	2,595
Adjusted EBITDA	$54,903	$(10,579)	$44,324

13. Earnings (Loss) Per Share
Basic earnings (loss) per share ("EPS") is computed by dividing net income (loss) applicable to common shares by the weighted average number of common shares outstanding during each period. Non-vested restricted shares contain a non-forfeitable right to receive dividends on a one-to-one per share ratio to common shares and are thus considered participating securities. The impact of the participating securities is included in the computation of basic EPS pursuant to the two-class method. The two-class method of computing EPS is an earnings allocation formula that determines earnings attributable to common shares and participating securities according to dividends declared (whether paid or unpaid) and participation rights in undistributed earnings. EPS is computed by dividing undistributed earnings allocated to common stockholders by the weighted average number of common shares outstanding for the period. In applying the two-class method, undistributed earnings are allocated to both common shares and non-vested restricted shares based on the weighted average shares outstanding during the period.
Diluted EPS reflects the potential dilution that could occur if the restricted stock units were to be converted into common shares. Restricted stock units with performance conditions are only included in the diluted EPS calculation to the extent that performance conditions have been met at the measurement date. Diluted EPS is computed by adjusting the basic weighted average number of common shares by the dilutive effect of the restricted stock units, determined using the treasury stock method.
Weighted average outstanding restricted stock units totaling 560 shares were not included in the computation of diluted earnings per share for the twelve months ended December 30, 2018, because including these restricted stock units would have been antidilutive. For the twelve months ended January 3, 2021 and December 29, 2019, all restricted stock units outstanding were excluded from the computation of diluted earnings per share because including restricted stock units would have been antidilutive as a result of the loss from continuing operations in the period.

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

The computation of basic and diluted EPS is as follows:

	Year Ended
	January 3, 2021	December 29, 2019	December 30, 2018
Basic and diluted EPS:
Income (loss) from continuing operations	$(3,386)	$(1,995)	$6,891
Income (loss) from discontinued operations, net of tax	(6,825)	(82,391)	896
Net income (loss)	(10,211)	(84,386)	7,787
Less: income allocated to participating securities	—	—	85
Net income (loss) available to common stockholders	$(10,211)	$(84,386)	$7,702
Weighted average common shares—basic	25,341,415	26,500,356	26,890,577
Restricted stock units	—	—	3,506
Weighted average common shares—diluted	25,341,415	26,500,356	26,894,083

Earnings (loss) from continuing operations per common share—basic	$(0.13)	$(0.07)	$0.26
Earnings (loss) from discontinued operations per common share—basic	(0.27)	(3.11)	0.03
Earnings (loss) per common share—basic	$(0.40)	$(3.18)	$0.29

Earnings (loss) from continuing operations per common share—diluted	$(0.13)	$(0.07)	$0.26
Earnings (loss) from discontinued operations per common share—diluted	(0.27)	(3.11)	0.03
Earnings (loss) per common share—diluted	$(0.40)	$(3.18)	$0.29
14. Related Party Transactions
The Company engaged Jefferies LLC ("Jefferies"), an affiliate of two of the members of Fiesta's board of directors and a subsidiary of Jefferies Financial Group, Inc, a holder of more than 20 percent of the total outstanding shares of Fiesta, in the third quarter of 2020 in connection with a refinancing of the Company's former amended senior credit facility and other advisory services, as previously disclosed. The engagement of Jefferies and the corresponding engagement letter was approved by the Audit Committee in accordance with the Company's Related Party Transaction Policy as disclosed in its most recent proxy statement for the 2020 Annual Meeting of Stockholders. The Company paid fees of $1.7 million to Jefferies and reimbursed Jefferies for reasonable out of pocket and ancillary expenses of less than $0.1 million when the refinancing was completed in the fourth quarter of 2020. These payments are accounted for as debt issuance costs and are recorded as a reduction from the carrying value of the related term loan within long-term debt and as deferred financing fees related to the revolving line of credit within other assets on the consolidated balance sheet as of January 3, 2021. As of January 3, 2021, there were no amounts due to the related party recognized on the consolidated balance sheet.

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

15. Supplemental Cash Flow Information
The following table details supplemental cash flow information and disclosures of non-cash investing and financing activities:

	Year Ended
	January 3, 2021	December 29, 2019	December 30, 2018
Supplemental cash flow disclosures:
Interest paid on long-term debt	$309	$197	$160
Income tax payments (refunds), net	(2,073)	(15,557)	(3,081)

Supplemental cash flow disclosures of non-cash investing and financing activities:
Accruals for capital expenditures	$325	$2,587	$5,124
Finance/capital lease obligations incurred	—	191	322

Cash and restricted cash reconciliation:
Cash	$49,778	$13,089	$4,940
Restricted cash	3,584	—	—
Cash and restricted cash, end of year	$53,362	$13,089	$4,940
16. Commitments and Contingencies
Lease Assignments. Pollo Tropical assigned one lease to a third party on a property where it no longer operates with a lease term expiring in 2033. Although the assignee is responsible for making the payments required by the lease, the Company is a guarantor under the lease.
The maximum potential liability for future rental payments that the Company could be required to make under this lease at January 3, 2021, was $2.1 million. The Company could also be obligated to pay property taxes and other lease-related costs. The obligations under this lease will generally continue to decrease over time as the operating lease expires. The Company does not believe it is probable that it will be ultimately responsible for the obligations under this lease.
Legal Matters. The Company is a party to various legal proceedings incidental to the conduct of business. The Company does not believe that the outcome of any of these matters will have a material effect on its consolidated financial statements. The Company records accruals for outstanding legal matters when it believes it is probable that a loss will be incurred and the amount can be reasonably estimated. The Company evaluates, on a quarterly basis, developments in legal matters that could affect the amount of any accrual and developments that would make a loss contingency both probable and reasonably estimable. If a loss contingency is not both probable and estimable, the Company does not establish an accrued liability.
Contingency Related to Insurance Recoveries. During the third quarter of 2017, Texas and Florida were struck by Hurricane Harvey and Irma (the "Hurricanes"). Two Pollo Tropical restaurants in the Houston metropolitan area and all Pollo Tropical restaurants in Florida and the Atlanta metropolitan area were temporarily closed and affected by the Hurricanes to varying degrees. In the twelve months ended December 30, 2018, the Company received business interruption and property damage insurance settlement proceeds of $2.8 million and recognized other income of $2.1 million for Pollo Tropical related to the Hurricanes. The Company received a final settlement related to the Hurricanes as of December 30, 2018.

FIESTA RESTAURANT GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(Dollars in thousands, except per share data)

17. Retirement Plans
Fiesta offers certain of the Company's salaried employees the option to participate in the Fiesta Corporation Retirement Savings Plan (the "Retirement Plan"). The Retirement Plan includes a savings option pursuant to section 401(k) of the Internal Revenue Code in addition to a post-tax savings option. Fiesta may elect to contribute to the Retirement Plan on an annual basis. Contributions made by Fiesta to the Retirement Plan for the Company's employees are made after the end of each plan year. For 2019 and 2018, Fiesta's discretionary annual contribution is equal to 50% of the employee's contribution up to the first 6% of eligible compensation for a maximum Fiesta contribution of 3% of eligible compensation per participating employee. Under the Retirement Plan, Fiesta contributions prior to 2020 begin to vest after one year and fully vest after five years of service. A year of service is defined as a plan year during which an employee completes at least 1,000 hours of service. For 2020, Fiesta's discretionary contribution is equal to 100% of the first 3% of eligible compensation plus 50% of the next 2% of eligible compensation through the second quarter of 2020. On July 1, 2020, the Company suspended its employer matching contribution through the end of the year as a result of the COVID-19 pandemic. Fiesta contributions for 2020 will vest immediately. Participating employees may contribute up to 50% of their salary annually to either of the savings options, subject to other limitations. The employees have various investment options available under a trust established by the Retirement Plan. Retirement Plan employer matching expense for the years ended January 3, 2021; December 29, 2019; and December 30, 2018, was $0.2 million, $0.3 million, and $0.3 million, respectively.
Fiesta also has a Deferred Compensation Plan which permits employees not eligible to participate in the Retirement Plan because they have been excluded as "highly compensated" employees (as so defined in the Retirement Plan) to voluntarily defer portions of their base salary and annual bonus. All amounts deferred by the participants earn interest at 8% per annum. There is no Company matching on any portion of the funds. At January 3, 2021, and December 29, 2019, a total of $0.5 million and $0.4 million, respectively, was deferred by the Company's employees under the Deferred Compensation Plan, including accrued interest.

Table of Contents
FIESTA RESTAURANT GROUP, INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(In thousands of dollars)

Amounts and disclosures within this schedule relate to the Company's continuing operations.

	Column B	Column C		Column D	Column E
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deduction	Balance at end of period
Year ended January 3, 2021:
Deferred income tax valuation allowance	$9,902	$259	$—	$—	$10,161
Year ended December 29, 2019:
Deferred income tax valuation allowance	678	9,224	—	—	9,902
Year ended December 30, 2018:
Deferred income tax valuation allowance	736	(58)	—	—	678